Exhibit 99.(a)(1)(A)

Entropic Communications, Inc.

6290 Sequence Drive

San Diego, California 92121

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR REPLACEMENT OPTIONS

This Offer to Exchange Certain Outstanding Stock Options

for Replacement Options and your withdrawal rights

will expire at 5:00 p.m., Pacific Time, on May 14, 2009,

unless we extend the expiration of the offer.

ENTROPIC COMMUNICATIONS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR REPLACEMENT OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for Replacement Options and your withdrawal rights will expire at 5:00 p.m., Pacific Time, on May 14, 2009, unless we extend the expiration of the offer.

Entropic Communications, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company” or “Entropic”) is offering its employees who work and reside in the United States (including executive officers), the opportunity to exchange (the “Offer”) their outstanding options to purchase shares of our common stock, par value $0.001 per share, previously granted under our 2007 Equity Incentive Plan (as currently in effect, the “2007 Plan”), 2001 Stock Option Plan (as currently in effect, the “2001 Plan”) or RF Magic, Inc. 2000 Incentive Stock Plan (as currently in effect, the “RF Magic Plan” and together with the 2007 Plan and 2001 Plan, the “Entropic Plans”), that have an exercise price per share greater than $1.25 (“Eligible Options”) for new options to purchase our common stock (“Replacement Options”), as follows:

•

For every grant of Eligible Options that you tender for exchange in the Offer, provided such Eligible Option grant is accepted and cancelled by us, you will receive a grant of Replacement Options to acquire two-thirds the number of shares of our common stock that were underlying your grant of Eligible Options at the time of the exchange, rounded up to the nearest whole share.

•

Replacement Options issued in the exchange will be granted under our 2007 Plan and will be completely unvested at the time they are granted, even if the Eligible Option grant exchanged in the Offer was fully or partially vested. All Replacement Options will be subject to a new vesting schedule, determined on a grant-by-grant basis. An Eligible Option grant is considered to be separate from another Eligible Option grant that is granted on the same day if these grants have been assigned different grant numbers. If the stock option agreement governing your Eligible Options provides for an acceleration of vesting upon a Change in Control and such acceleration of vesting provision is not otherwise set forth in any employment offer letter or change of control agreement between you and the Company, the stock option agreement governing the corresponding Replacement Options will provide for acceleration of vesting at the same rate as set forth in the stock option agreement for the Eligible Options exchanged. See The Offer—Replacement Options—New Vesting Schedule for illustrations on the calculation of the vesting dates for the Replacement Options.

•

If a Change in Control (as defined in the 2007 Plan) does not occur on or prior to the one-year anniversary of the Replacement Option Grant Date (such anniversary date, the “Cliff Vesting Date”), then, subject to the terms of the 2007 Plan, the new vesting schedule of the Replacement Options will be determined by adding 12 months to each vesting date (including vesting dates that have already occurred and vesting dates that are scheduled to occur in the future) under the current vesting schedule of the Eligible Options being exchanged. However, in no event will any Replacement Options vest sooner than the Cliff Vesting Date. An alternative way of thinking about this is that if you participate in the Offer, the vesting and exercisability of your options will be “suspended” for 12 months and, at the end of such 12-month period, you will be able to exercise the same percentage of your options that had vested prior to the suspension but you will receive a smaller number of options. In addition, if the Cliff Vesting Date falls on a day that is not within an open “window period” under our Window Period Policy, you will not be able to exercise any vested Replacement Options until the “window” opens, whether or not you are subject to the Window Period Policy at the end of such period. Notwithstanding the foregoing, if your Continuous Service (as defined in the 2007 Plan) terminates after the Cliff Vesting Date and any portion of your vested Replacement Options are not exercisable because the Cliff Vesting Date falls on a day that is not within an open “window period”, then your post-service exercise period will be extended, but not beyond the maximum term of the Replacement Option, for any period during which you are so prevented from exercising your Replacement Option.

•

If a Change in Control occurs on or prior to the Cliff Vesting Date, then, subject to the terms of our 2007 Plan, the initial vesting (the “Change in Control Vest Date”) of the Replacement Options will instead take place immediately prior to the effective time of a Change in Control. On the Change in Control Vest Date:

•

If an Eligible Option grant tendered for exchange is completely unvested as of the date it was cancelled, 25% of the Replacement Options that replace such Eligible Option grant will become vested on the Change in Control Vest Date; and

•

If the Eligible Option grant tendered for exchange is partially vested as of the date it was cancelled, the percentage of the Replacement Options that will become vested on the Change in Control Vest Date will be equal to the percentage of the Eligible Options that are being replaced and have vested on the day they were cancelled (such vested Eligible Options, the “Vested Eligible Options” and the portion of an Eligible Option

i	Offer to Exchange dated April 16, 2009

grant that remain unvested on the day they were cancelled, the “Unvested Eligible Options”). For each Eligible Option grant, exercised portions of an Eligible Option grant are excluded from the calculation of the percentage of the Vested Eligible Options.

Commencing on the first month following the Change in Control Vest Date, the Replacement Options that had not vested as of the Change in Control Vest Date will vest in a specified number of equal monthly installments equivalent to the number of installments over which the Unvested Eligible Options would have vested prior to their cancellation.

•

Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value (as defined in the 2007 Plan) of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day following the expiration of the Offer, which is currently scheduled to occur at 5:00 p.m., Pacific Time, on May 14, 2009, unless we extend the duration of the Offer.

•

Each Replacement Option will expire on the date that the Eligible Option exchanged would have expired, but if you cease providing Continuous Service (as defined in the 2007 Plan) before such expiration date, then the Replacement Option may expire earlier as provided in the 2007 Plan. In addition, each Replacement Option will terminate immediately upon the termination of your Continuous Service for cause.

•

Each Replacement Option will be a nonstatutory stock option, even if the Eligible Option exchanged was an incentive stock option. Unlike certain Eligible Options that allow the Eligible Options to be exercised before they are vested, subject to repurchase options in our favor that lapse in accordance with the original vesting schedule of the options (in other words, may be “early exercised”), each grant of Replacement Options will be exercisable only to the extent that it has vested.

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOUR CONTINUOUS SERVICE TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR CONTINUOUS SERVICE TERMINATES. IF YOUR CONTINUOUS SERVICE TERMINATES FOR ANY REASON BEFORE THE EARLIER OF THE CLIFF VESTING DATE OR THE CHANGE IN CONTROL VEST DATE, THEN YOU WILL FORFEIT ALL OF THE REPLACEMENT OPTIONS YOU HAVE RECEIVED.

If you are eligible to participate in the Offer and wish to accept the Offer, you must complete the accompanying Election Form agreeing to exchange one or more of your Eligible Option grants for Replacement Options and specifying which of the grants of Eligible Options you wish to exchange on a grant-by-grant basis. The Offer is currently expected to expire at 5:00 p.m., Pacific Time, on May 14, 2009, unless we extend the duration of the Offer.

If you are eligible to participate in the Offer, you may exchange one or more of your outstanding Eligible Option grants for Replacement Options. However, you cannot exchange part of any particular Eligible Option grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option grant that you surrender in response to the Offer. Your election to exchange one or more of your outstanding Eligible Option grants for Replacement Options is entirely voluntary and may not be withdrawn or changed after the Expiration Date.

The Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of eligible participants participating. The Offer is, however, subject to other conditions described in these offering documents, including this cover memorandum (the “Offer Documents”), including, without limitation, the section titled Conditions of the Offer. If you choose not to participate in the Offer, you will continue to hold your Eligible Options on the same terms and conditions and pursuant to the stock option agreements under which they were originally granted.

Shares of our common stock are traded on The NASDAQ Global Market under the symbol ENTR. On April 15, 2009, the last sale price of our common stock, as reported on The NASDAQ Global Market, was $1.33 per share. The current market price of our common stock is not necessarily indicative of future stock prices, and we cannot predict what the closing sale price of our common stock will be on the date the Replacement Options are granted and their exercise prices are fixed. We recommend that you obtain current market reports for our common stock before deciding whether to elect to exchange your Eligible Options.

A listing of all your Eligible Option grants can be obtained by contacting our human resources department via e-mail at stockadministration@entropic.com.

ii	Offer to Exchange dated April 16, 2009

If you have any questions regarding the Offer, please consult the Offer Documents and the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Offer. If these documents do not answer your questions, or if you need assistance completing the related documentation, please contact Suzanne Zoumaras at stockadministration@entropic.com.

You should review Risk Factors beginning on page 9 for a discussion of risks that you should consider before participating in the Offer.

THE OFFER, INCLUDING THE OFFER DOCUMENTS, HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Offer to Exchange dated April 16, 2009

iii	Offer to Exchange dated April 16, 2009

IMPORTANT INFORMATION

Your election to exchange one or more of your Eligible Option grants is voluntary. If you choose to participate in the Offer, you must properly complete the Election Form that you have received and submit your Election Form by:

(i)	sending a PDF copy of your completed and signed Election Form via e-mail to stockadministration@entropic.com;
(ii)	faxing a copy of your completed and signed Election Form to the attention of Suzanne Zoumaras at (858) 546-2411; or
(iii)	delivering or sending your completed and signed Election Form by hand, registered mail or courier to:

Entropic Communications, Inc.

6290 Sequence Drive

San Diego, California 92121

Attention: Suzanne Zoumaras

If you have misplaced your Election Form, you may request additional copies by writing to our human resources department via e-mail at stockadministration@entropic.com or accessing the forms on ENTRance, the company intranet.

You must submit your Election Form so that it is received before 5:00 p.m., Pacific Time on the Expiration Date (which is presently scheduled to be May 14, 2009). If you do not submit your Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery of the completed forms will be deemed submitted only when actually received by us. No late deliveries will be accepted.

If you choose not to participate in the Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You should direct questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to the Offer or any replacement Election Forms) by e-mail to stockadministration@entropic.com.

Although our Board of Directors has approved the Offer, consummation of the Offer is subject to the conditions described in the section entitled The Offer—Conditions of the Offer. Neither Entropic nor our Board of Directors makes any recommendation as to whether or not you should tender, or refrain from tendering, your Eligible Options for exchange in the Offer. You must make your own decisions whether to tender or refrain from tendering your Eligible Options. You should consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to the Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE OFFER DOCUMENTS OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS AND THE SCHEDULE TO TO WHICH THESE DOCUMENTS RELATE. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

iv	Offer to Exchange dated April 16, 2009

GLOSSARY OF TERMS USED IN THE OFFER DOCUMENTS

For ease of reference, the meanings of certain of the defined terms used throughout the Offer Documents are set forth below:

2001 Plan. “2001 Plan” means our 2001 Stock Option Plan, as amended from time to time. A copy of the 2001 Plan is attached as Exhibit 99.(d)(3) to the Schedule TO.

2007 Plan. “2007 Plan” means our 2007 Equity Incentive Plan, as amended from time to time. All Replacement Options will be issued under the 2007 Plan. A copy of the 2007 Plan is attached as Exhibit 99.(d)(1) to the Schedule TO.

Affiliate. “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of Entropic as such terms are defined in Rule 405 of the Securities Act. The Board of Directors shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

Annual Report. “Annual Report” means our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 23, 2009, as may be amended.

Board of Directors. “Board of Directors” means the board of directors of Entropic.

Change in Control. “Change in Control” has the meaning given to such term in the 2007 Plan.

Change in Control Vest Date. “Change in Control Vest Date” means the time immediately prior to the effective time of a Change in Control.

Cliff Vesting Date. “Cliff Vesting Date” means the one-year anniversary of the Replacement Option Grant Date.

Code. “Code” means the Internal Revenue Code of 1986, as amended.

Commencement Date. “Commencement Date” means the date that we first provide to Eligible Participants the opportunity to participate in the Offer and the means to exchange Eligible Options.

Company. “Company” means Entropic Communications, Inc.

Continuous Service. “Continuous Service” has the meaning given to such term in the 2007 Plan.

Eligible Participant. An “Eligible Participant” means an individual who (i) is an Entropic employee (including executive officers) on the date the Offer commences, (ii) holds one or more Eligible Options, (iii) works and resides in the United States, and (iv) continues to be our employee working and residing in the United States on the Expiration Date. Entropic employees who hold Eligible Options but live or work outside the United States, and consultants and non-employee directors of Entropic, are not “Eligible Participants” and may not participate in the Offer.

Eligible Options. “Eligible Options” means all outstanding options to purchase our common stock that (i) were granted under an Entropic Plan prior to the Commencement Date, whether vested or unvested, (ii) have an exercise price greater than $1.25 per share, (iii) have a term that expires after the Replacement Option Grant Date, and (iv) have not expired or terminated or been exercised prior to the Replacement Option Grant Date.

Entropic. “Entropic” means Entropic Communications, Inc.

Entropic Plan(s). The 2007 Plan, 2001 Plan and RF Magic Plan are referred to individually as an “Entropic Plan” and collectively, as the “Entropic Plans.”

Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Expiration Date. “Expiration Date” means the date that the Offer expires. We will cancel the Eligible Options that are tendered for exchange on the Expiration Date. We currently expect the Offer to expire at 5:00 p.m., Pacific Time, on May 14, 2009. We may extend the Expiration Date at our discretion. If we extend the Offer, the Expiration Date will refer to the date on which the extended offer expires.

Fair Market Value. “Fair Market Value” means the last sale price of our common stock, as reported by The NASDAQ Global Market on the date of determination (or, if no closing sale price was reported on that date, on the last trading date such closing sale price was reported).

v	Offer to Exchange dated April 16, 2009

NASDAQ. “NASDAQ” means The NASDAQ Stock Market.

Offer. “Offer” means the offer being made to exchange Eligible Options for Replacement Options on the terms and subject to the conditions set forth in the Offer Documents.

Offer Documents. “Offer Documents” means the Offer to Exchange Certain Outstanding Stock Options for Replacement Options and the accompanying Form of Election Form and Form of Notice of Withdrawal, as they each may be amended from time to time.

Offering Period. “Offering Period” means the period during which the Offer is open and Eligible Participants may tender their Eligible Options in exchange for Replacement Options.

Replacement Option Grant Date. “Replacement Option Grant Date” means the date that the Replacement Options are granted by us and is expected to be the first business day following the Expiration Date.

Replacement Options. “Replacement Options” means the stock options to purchase shares of our common stock issued pursuant to the Offer in exchange for the Eligible Options. Each Replacement Option will be granted under the 2007 Plan and will be subject to the terms and conditions of the 2007 Plan and a new stock option agreement. For more details about the terms of the Replacement Options and the 2007 Plan, see The Offer—Source and Amount of considerations; Terms of Replacement Options.

RF Magic Plan. “RF Magic Plan” means our RF Magic, Inc. 2000 Incentive Stock Plan, as amended from time to time. A copy of the RF Magic Plan is attached as Exhibit 99.(d)(4) to the Schedule TO.

SEC. “SEC” means the United States Securities and Exchange Commission.

Securities Act. “Securities Act” means the Securities Act of 1933, as amended.

Schedule TO. “Schedule TO” means the Tender Offer Statement filed by us with the SEC in connection with the Offer, as it may be amended by us from time to time.

Unvested Eligible Options. “Unvested Eligible Options” means, for each Eligible Option grant tendered for exchange, that number of Eligible Options that had not yet vested as of the date that such grant is cancelled. Eligible Option grants tendered for exchange will be cancelled on the Expiration Date.

Vested Eligible Options. “Vested Eligible Options” means, for each Eligible Option grant tendered for exchange, that number of Eligible Options that had vested as of the date that such grant is cancelled. Eligible Option grants tendered for exchange will be cancelled on the Expiration Date.

Window Period. “Window Period” has the meaning given to such term in the Window Period Policy. Generally, the Window Period refers to the period commencing when the stock market opens for trading on the morning of the third business day after general public release of our annual or quarterly revenues through the day one month before the end of a fiscal quarter (or if such day is not a business day, then the immediately preceding business day). This “window” may be closed early or may not open if, in the judgment of our Chief Executive Officer, Chief Financial Officer and/or General Counsel, there exists undisclosed information that would make trades by directors, officers and such other designated employees of the Company inappropriate.

Window Period Policy. “Window Period Policy” means the Entropic Communications, Inc. Window Period Policy as in effect from time to time. A current copy of the Window Period Policy is attached hereto as Schedule B. The current version of the Window Period Policy can also be obtained from our intranet site at http://entrance/content/3094.

vi	Offer to Exchange dated April 16, 2009

vii	Offer to Exchange dated April 16, 2009

SUMMARY TERM SHEET

The following is a summary of the material terms of our offer to exchange certain outstanding options to purchase common stock for replacement options. We urge you to read carefully the remainder of these Offer Documents, including the attachments that follow, and the Tender Offer Statement on Schedule TO filed with the SEC in connection with the Offer, because the information in this summary is not complete and additional important information is contained in the remainder of the Offer Documents and the Schedule TO. We have included cross-references to the relevant sections of the Offer Documents where you can find a more complete description of the topics discussed in this summary. For ease of reference, the definitions of certain capitalized terms that are used throughout this summary and the remainder of the Offer Documents are provided in Glossary of Terms Used in the Offer Documents beginning on page v.

• Offer	We are offering Eligible Participants the opportunity to exchange outstanding options to purchase shares of our common stock, par value $0.001 per share, originally granted under our 2007 Equity Incentive Plan, 2001 Stock Option Plan or RF Magic, Inc. 2000 Incentive Stock Plan, that have an exercise price that is greater than $1.25 per share for Replacement Options to purchase our common stock. See The Offer—Eligible Participants and Eligible Options.

• Eligible Participants

Employees of Entropic (including executive officers) who work and reside in the United States and continue to work and reside in the United States through the Expiration Date will be eligible to participate in the Offer. Entropic employees whose work location or primary residence is outside the United States, non-employee members of our Board of Directors and consultants will not be eligible to exchange their options in the Offer.

If for any reason you are not an Entropic employee who resides and works in the United States on the Commencement Date, you will not be eligible to participate in the Offer. Additionally, we will not accept your tender if you cease to reside or work in the United States or you cease to be employed by us on or prior to the Expiration Date. If you are no longer an Eligible Participant on the date that the Replacement Options are granted, you will keep your Eligible Options and they will remain subject to the terms of the Entropic Plan they were granted under and the related stock option agreement. See The Offer—Eligible Participants and Eligible Options.

• Voluntary Participation; Exchange	Your participation in the Offer is voluntary. If you hold one or more grants of Eligible Options, you may exchange any one or more such grants. However, you cannot exchange part of any particular Eligible Option grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option grant that you tender in response to the Offer.

• Exchange Ratio	The exchange ratio of shares subject to each grant of Eligible Options to shares subject to each grant of Replacement Options is three-to-two (3:2). If you participate in the Offer and we exchange your Eligible Options, you will receive a grant of Replacement Options to acquire two shares of our common stock for every three shares of unexercised common stock underlying your grant of Eligible Options at the time of the exchange, rounded up to the nearest whole share. For example, if you are an Eligible Participant and you elect to exchange one Eligible Option grant under which you have the right to purchase up to 1,500 shares of our common stock, you will receive a Replacement Option grant under which you will have the right to purchase up to 1,000 shares of our common stock. See The Offer—Replacement Options—Exchange Ratio.

1.	Offer to Exchange dated April 16, 2009

• Vesting of Replacement Options

Replacement Options issued in the exchange will be granted under our 2007 Plan and will be completely unvested at the time they are granted, even if the Eligible Option grant exchanged in the Offer was fully or partially vested. All Replacement Options will be subject to a new vesting schedule, determined on a grant-by-grant basis. An Eligible Option grant is considered to be separate from another Eligible Option grant that is granted on the same day if these grants have been assigned different grant numbers. If the stock option agreement governing your Eligible Options provides for an acceleration of vesting upon a Change in Control and such acceleration of vesting provision is not otherwise set forth in any employment offer letter or change of control agreement between you and the Company, the stock option agreement governing the corresponding Replacement Options will provide for acceleration of vesting at the same rate as set forth in the stock option agreement for the Eligible Options exchanged.

If a Change in Control does not occur on or prior to the one-year anniversary of the Replacement Option Grant Date (such anniversary date, the “Cliff Vesting Date”), then, subject to the terms of the 2007 Plan, the new vesting schedule of the Replacement Options will be determined by adding 12 months to each vesting date (including vesting dates that have already occurred and vesting dates that are scheduled to occur in the future) under the current vesting schedule of the Eligible Options being exchanged. However, in no event will any Replacement Options vest sooner than the Cliff Vesting Date. An alternative way of thinking about this is that if you participate in the Offer, the vesting and exercisability of your options will be “suspended” for 12 months but you will receive a smaller number of options. In addition, if the Cliff Vesting Date falls on a day that is not within an open “window period” under our Window Period Policy, you will not be able to exercise any vested Replacement Options until the “window” opens, whether or not you are subject to the Window Period Policy at the end of such period. Notwithstanding the foregoing, if your Continuous Service (as defined in the 2007 Plan) terminates after the Cliff Vesting Date and any portion of your vested Replacement Options are not exercisable because the Cliff Vesting Date falls on a day that is not within an open “window period”, then your post-service exercise period will be extended, but not beyond the maximum term of the Replacement Option, for any period during which you are so prevented from exercising your Replacement Option.

If a Change in Control occurs on or prior to the Cliff Vesting Date, then, subject to the terms of our 2007 Plan, the initial vesting (the “Change in Control Vest Date”) of the Replacement Options will instead take place immediately prior to the effective time of a Change in Control. On the Change in Control Vest Date:

•     if an Eligible Option grant tendered for exchange is completely unvested as of date it was cancelled, 25% of the Replacement Options that replace such Eligible Option grant will become vested on the Change in Control Vest Date; and

•     If the Eligible Option grant tendered for exchange is partially vested as of the date it was cancelled, the percentage of the Replacement Options that will become vested on the Change in Control Vest Date will be equal to the percentage of the Eligible Options that are being replaced and have vested on the day they were cancelled (such vested Eligible Options, the “Vested Eligible Options” and the portion of an Eligible Option grant that remain unvested on the day they were cancelled, the “Unvested Eligible Options”). For each Eligible Option grant, exercised portions of an Eligible Option grant are excluded from the calculation of the percentage of the Vested Eligible Options.

2.	Offer to Exchange dated April 16, 2009

Commencing on the first month following the Change in Control Vest Date, the Replacement Options that had not vested as of the Change in Control Vest Date will vest in a specified number of equal monthly installments equivalent to the number of installments over which the Unvested Eligible Options would have vested prior to their cancellation.

See The Offer—Replacement Options—New Vesting Schedule for illustrations on the calculation of the vesting dates for the Replacement Options.

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOUR CONTINUOUS SERVICE TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR CONTINUOUS SERVICE TERMINATES. IF YOUR CONTINUOUS SERVICE TERMINATES FOR ANY REASON BEFORE THE EARLIER OF THE CLIFF VESTING DATE OR THE CHANGE IN CONTROL VEST DATE, THEN YOU WILL FORFEIT ALL OF THE REPLACEMENT OPTIONS YOU HAVE RECEIVED.

• Expiration of Replacement Options	Each Replacement Option will expire on the date that the Eligible Option exchanged would have expired, but if you cease providing Continuous Service before such expiration date, then the Replacement Option may expire earlier as provided in the 2007 Plan. See The Offer—Replacement Options—New Vesting Schedule.

• Other Terms and Conditions of Replacement Options

Each grant of Replacement Options represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day following the expiration of the Offer, which is currently scheduled to occur at 5:00 p.m., Pacific Time, on May 14, 2009, unless we extend the duration of the Offer.

Replacement Options will be granted pursuant to the 2007 Equity Incentive Plan and will be nonstatutory stock options. By participating in the Offer with respect to one or more Eligible Options, you will cause any of such Eligible Options that were incentive stock options to be exchanged for Replacement Options, all of which will be nonstatutory stock options. See The Offer—Material United States Tax Consequences on the difference in tax treatment between an incentive stock option and a nonstatutory stock option.

In addition, unlike certain Eligible Options that allow the exercise of the Eligible Options before they are vested, subject to repurchase options in our favor that lapse in accordance with the original vesting schedule of the options (in other words, may be “early exercised”), each grant of Replacement Options will be exercisable only to the extent that it has vested.

If you participate in the Offer, you will forfeit any right you may have had to early exercise the unvested portion of your option. See The Offer—Material United States Tax

3.	Offer to Exchange dated April 16, 2009

Consequences on the difference in tax treatment between options that are “early exercised” prior to vesting and options that are exercised upon vesting.

All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2007 Equity Incentive Plan. See The Offer—Source and Amount of Consideration; Terms of Replacement Options—

2007 Equity Incentive Plan	2001 Stock Option Plan	RF Magic, Inc. 2000 Stock Incentive Plan
Administration

Our Board has the authority to administer the 2007 Plan. The Board may delegate limited or full administration of the plan to one or more committees or limited administration to one or more officers. Subject to the terms of the 2007 Plan, our Board, authorized committee or authorized officer, referred to as the plan administrator, determines the recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards and the strike price of stock appreciation rights. The Board has the authority to reprice any outstanding stock award under the 2007 Plan, or take any other	Our Board administers the 2001 Plan and has the authority to determine the exercise price of the stock options, the recipients of stock options granted under the 2001 Plan, and the terms, conditions and restrictions applicable to all options granted under the 2001 Plan. Our Board approves the form of option agreement and has authority to accelerate, continue, extend or defer the exercisability of any stock options issued under the 2001 Plan. Our Board may amend or modify the 2001 Plan at any time, provided that no such amendment may adversely affect any then outstanding option without the consent of the optionee. In addition, our Board may amend, modify, extend, cancel or renew any outstanding option or may waive any restrictions or conditions applicable to any outstanding options.	Our Board or a committee authorized by the Board has the authority to administer the RF Magic Plan. Subject to the terms of the RF Magic Plan, our Board or authorized committee, referred to as the plan administrator, determines the recipients, the numbers and types of equity awards to be granted and the terms and conditions of such awards, including the forms of award agreements to be used. The plan administrator also has the authority to reduce the exercise price of outstanding options to the fair market value of the underlying shares if such value has fallen since the date the options were granted and to initiate programs for exchanging outstanding options for options with a lower exercise price without the approval of our stockholders.

4.	Offer to Exchange dated April 16, 2009

action that is treated as a repricing under generally accepted accounting principles, without the approval of our stockholders.
Exercise Price and Vesting

The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2007 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Notwithstanding the foregoing, an option may be granted with an exercise price lower than 100% of the fair market value of our common stock if the option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code. Options granted under the 2007 Plan vest at the rate specified by the plan administrator and may vest in unequal periodic installments.

Generally, Eligible Options granted under the 2007 Plan vest at the following rate: 1/4th of the shares vest one year after the vesting commencement date set forth in the grant notice, and an

The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 2001 Plan vest at the rate specified by the plan administrator, provided that with the exception of an option granted to an offer, director or consultant, no option will become exercisable at a rate less than 20% per year over a period of five years from the effective date of grant of such option.

Generally, Eligible Options granted under the 2001 Plan vest at the following rate: 1/4th of the shares vest one year after the vesting commencement date set forth in the grant notice, and an additional 1/48th of the shares vest monthly thereafter over the next three years, provided the option holder’s

The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2007 Plan, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant.

Generally, Eligible Options granted under the 2001 Plan vest at the following rate: 1/4th of the shares vest one year after the vesting commencement date set forth in the grant notice, and an additional 1/48th of the shares vest monthly thereafter over the next three years, provided the option holder continues to be a service provider on the dates of vesting.

5.	Offer to Exchange dated April 16, 2009

additional 1/48th of the shares vest monthly thereafter over the next three years, provided the option holder’s continuous service has not terminated prior to such dates.	continuous service has not terminated prior to such dates.
Term of Stock Options

6.	Offer to Exchange dated April 16, 2009

The plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of ten years, except in certain cases of termination, as described below. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the option holder may exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship is terminated for cause, then the option terminates immediately. If an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may exercise any vested options for a period of 12 months following the date of termination due to disability or the date of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws, or if a sale of the common stock received upon exercise would violate our Window Period Policy. In no event, however, may an option be exercised beyond the expiration of its term.

	In general, the duration of a stock option granted under the 2001 Plan cannot exceed ten years. Unless the terms of an option holder’s option agreement provide otherwise, if an option holder’s relationship with us, or any of our parent or subsidiaries, ceases for any reason other than disability or death, the option holder may exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may exercise any vested options for a period of 12 months following the date of termination due to disability or the date of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.	The plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of ten years, except in certain cases of termination, as described below. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s relationship with us, or any of our parent or subsidiaries, ceases for any reason other than disability or death, the option holder may exercise any vested options for a period of three months following the cessation of service. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may exercise any vested options for a period of 12 months following the date of termination due to disability or the date of death.
Consideration

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a same day sale under Regulation T promulgated by the Federal Reserve Board that results in a receipt of cash, check, or irrevocable instructions to pay the aggregate exercise price to us from the sales proceeds, (c) the tender of common stock previously owned by the option holder, (d) a net exercise of the option and (e) other legal consideration approved by the plan administrator.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option include (a) cash, check or cash equivalent, (b) a cashless exercise, including an exercise complying with the provisions of Regulation T promulgated by the Federal Reserve Board, that results in the delivery of irrevocable instructions to a broker providing for the assignment to us of the proceeds of a sale or loan with respect to some or all of the shares of stock acquired upon the exercise of the option, and (c) the surrender of common stock previously owned by the option holder and held for at least six months.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option include (a) cash or check, (b) a cashless exercise made under the provisions of a formal program adopted by us, and (c) the surrender of common stock previously owned by the option holder that has been held for at least six months.
Repurchase Rights/Buyout Rights

Not applicable.

To the extent any shares issued under the 2001 Plan are subject to our repurchase rights, we have the right to assign at any time any such repurchase right we may have, whether or not such right is then exercisable, to one or more persons selected by us. Upon request by us, each option holder will execute any agreement evidencing such transfer restrictions prior to the receipt of shares of stock under the 2001 Plan and will promptly present to us any and all certificates representing shares of common stock acquired under the 2001 Plan for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

The plan administrator may at any time offer to buy out for a payment in cash or shares, an option previously granted, based on such terms and conditions as the administrator establishes and communicates to the option holder at the time that such offer is made.
Transferability

Unless our Board provides otherwise, all stock options are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death. The Board in its sole discretion and in compliance with applicable tax and securities laws may permit transfers upon the optionee’s request.

	All incentive stock options are not transferable except by will, the laws of descent or distribution, or to a trust. A nonstatutory stock option may be transferred as permitted in an individual stock option agreement.	All stock options are not transferable except by will or by the laws of descent or distribution.
Dissolution or Liquidation

In the event of a dissolution or liquidation, all outstanding stock awards will terminate immediately prior to the completion of such dissolution or liquidation, other than vested and outstanding shares of common stock not subject to a forfeiture condition or our right of repurchase and except as otherwise provided in a stock award agreement. The shares may be repurchased by us if subject to repurchase rights despite the participant providing Continuous Service.

	Not specifically addressed.	In the event of a proposed dissolution, liquidation or sale of all or substantially all of our assets, all unexercised stock options terminate.
Corporate Transactions/Change in Control

In the event of certain corporate transactions, awards under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity or its parent company does not assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction, provided that under stock awards held by persons other than current participants, we may continue to exercise our reacquisition or repurchase rights notwithstanding the corporate transaction. Our Board of directors also has the discretion to provide for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property that the option holder would have received upon the exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

An option award under the 2007 Plan may vest as to all or any portion of the shares subject to the award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant’s service is terminated actually or constructively within a designated period before or after the occurrence of certain specified change in control transactions. Option awards held by participants under the 2007 Plan will not vest automatically on such an accelerated basis unless specifically provided by the participant’s applicable award agreement or by any other written agreement between us or any affiliate and the participant.

	If we experience a change in control, the surviving or acquiring corporation may assume or substitute substantially similar stock options for the outstanding stock options granted under our 2001 Plan. If the surviving or acquiring corporation elects not to assume or substitute for outstanding stock options granted under our 2001 Plan, then stock options held by individuals whose service has not terminated prior to the corporate transaction will be accelerated to the fullest extent provided in the option agreements evidencing such options. Upon consummation of the change in control, all outstanding stock options will terminate to the extent not exercised or assumed by the surviving or acquiring corporation.	If we experience a change in control, the surviving or acquiring entity may assume or substitute substantially similar stock options for the outstanding stock options or stock purchase rights granted under the RF Magic Plan. Upon consummation of the corporate transaction, all outstanding stock options and stock purchase rights will terminate to the extent not exercised or assumed by the surviving or acquiring corporation.

7.

• Offering Period	We commenced the Offer on April 16, 2009. The Expiration Date of the Offer is currently 5:00 p.m., Pacific Time, on May 14, 2009, but we may extend the expiration of the Offer.

• Election and Withdrawal	To make your election to accept the Offer, you must properly complete and deliver an Election Form before 5:00 p.m., Pacific Time, on May 14, 2009 in accordance with the procedures described in the Offer Documents. You may change or withdraw your election at any time prior to 5:00 p.m., Pacific Time, on May 14, 2009 by following similar procedures. You may not elect to accept the Offer, nor may you withdraw or change your election after 5:00 p.m., Pacific Time, on May 14, 2009, unless we extend the duration of the Offer. See The Offer—Procedures for Tendering Eligible Options and The Offer—Change in Election.

• Conditions to the Offer	The Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Options for exchange. See The Offer—Conditions of the Offer.

• Trading Price for Our Common Stock	Shares of our common stock are traded on The NASDAQ Global Market under the symbol ENTR. We recommend that you obtain current market reports for our common stock before deciding whether to elect to exchange your Eligible Options. See The Offer—Price Range of Our Common Stock.

• Tax Consequences	The exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of grants of Eligible Options and the grant of Replacement Options. See The Offer—Material United States Tax Consequences.

• Amendment and Termination	As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. See The Offer—Extension of Offer; Termination; Amendment.

8.	Offer to Exchange dated April 16, 2009

RISK FACTORS

Participation in the Offer involves a number of potential risks and uncertainties, including those described below. These risk factors, together with those set forth in Item 1A, Risk Factors in our Annual Report and in our other filings with the SEC, highlight the material risks of participating in the Offer and of investing in the Company and our shares of common stock. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly urge you to read the section titled The Offer—Material United States Tax Consequences, as well as the rest of the Offer Documents for a more in-depth discussion of the risks that may apply to you.

RISKS RELATED TO PARTICIPATION IN THE OFFER

The Replacement Options will have a new vesting schedule and you will lose any vesting you may have in your Eligible Options.

If you elect to participate in the Offer, you will lose any vesting you have in your Eligible Options because each Replacement Option will be subject to a new vesting schedule that is determined on a grant-by-grant basis, even if the Eligible Options exchanged were fully or partially vested. Under the new vesting schedule, the terms of which are further described in The Offer—Replacement Options, unless a Change in Control occurs, the earliest that any Replacement Option will vest is 12 months after the Replacement Option Grant Date. Vesting generally will be conditioned on your Continuous Service through each applicable vesting date. As a result, if you exchange one or more Eligible Options for Replacement Options and your Continuous Service terminates for any reason before the Replacement Options are vested in full, you will forfeit that portion of any Replacement Options that remain unvested at the time your Continuous Service terminates. If your Continuous Service terminates for any reason before the earlier of the Cliff Vesting Date or the effective time of a Change in Control, then you will forfeit all of the Replacement Options you have received.

The new stock option agreement may have different terms than your current stock option agreement.

Replacement Options will be issued under the 2007 Plan. Accordingly, if you tender Eligible Options that have been issued under the terms of the 2001 Plan or the RF Magic Plan, you will receive stock option agreements for Replacement Options that have different terms that those in the Eligible Options that you tender. For example, Eligible Options granted under the 2001 Plan and the RF Magic Plan are generally incentive stock options but if you elect to participate in the Offer, the Replacement Options granted in exchange for your tendered Eligible Options will be nonstatutory stock options, which are subject to different tax treatment than incentive stock options. In addition, you can exercise the vested and unvested portion of any Eligible Options that you received under the 2001 Plan, subject to repurchase options in our favor that lapse in accordance with the original vesting schedule of the options, which would give you the ability to vote your exercised shares, but the Replacement Options will not have this “early exercise” feature. If you hold Eligible Options under the terms of the 2001 Plan and RF Magic Plan, you have the right to exercise the vested portions of these options for up to three months following the termination of your employment with us, with or without cause, but the Replacement Options will terminate immediately upon the termination of your Continuous Service for cause. Like Eligible Options, the unvested portion of your Replacement Options will be forfeited upon termination of your employment, except in certain limited circumstances. Thus, if you hold Eligible Options under the 2001 Plan or the RF Magic Plan, you will be forfeiting any right you may have had to (i) any tax treatment associated with the incentive stock option status of the Eligible Options that you tender for exchange, (ii) early exercise your options, and (iii) exercise your options upon your termination for cause.

The exercise price of the Replacement Options could be greater than the exercise price of the Eligible Options that you tender for exchange.

The exercise price of the Replacement Options, which will be the closing per share sale price of our stock as reported on The NASDAQ Global Market on the date of grant, will not be determined until the first business day following the expiration of the Offer. Accordingly, you will not be able to determine the exercise price of the Replacement Options at the time you tender your Eligible Options for exchange. The price of our common stock is volatile and our shares have traded at a per share price ranging between $0.41 and $5.73 and at a per share price ranging between $0.42 and $1.10, in the twelve months and three months, respectively, ending on March 31, 2009. In the three months ending March 31, 2009, our stock price has increased by as much as 35.5%, and decreased by as much as 28.3%, between two consecutive days of trading. For example, if the closing sale price of our common stock on the Expiration Date of the Offer is $1.33, the closing sale price per share of our common stock as reported on The NASDAQ Global Market on April 15, 2009, and the closing sale price of our common stock increases by 35.5% at the close of trading on the date the Replacement Options are granted, the exercise price for the Replacement Options would be $1.80 per share, which may be higher than the exercise price of the Eligible Options that you tender for exchange.

The Replacement Options could be worth less than the options you currently hold if the market price of our common stock increases beyond a certain amount in the future.

Even if the exercise price of the Replacement Options will be priced lower than that of your Eligible Options, due to the fewer number of options you receive in the Offer there is a trading price to which our stock might rise in the future (the “cross-over price”)

9.	Offer to Exchange dated April 16, 2009

that would result in your being better off keeping your Eligible Options. Your cross-over price depends upon the exercise price of your Eligible Options and the new exercise price of your Replacement Options. The exercise price of the Replacement Options will depend on the closing sale price of our common stock on The NASDAQ Global Market on the Replacement Option Grant Date.

For example, if the closing sale price of our common stock on the Replacement Option Grant Date is the same price as the closing sale price of our common stock on April 15, 2009, then each Replacement Option will have an exercise price of $1.33 per share. If an Eligible Participant currently holds Eligible Options with an exercise price of $4.55 per share, the value of the Replacement Options received by that option holder in the Offer (assuming the foregoing exercise prices) would be worth less than the Eligible Options exchanged were the trading price of our common stock to reach $11.00 per share or more before the Eligible Options expire. If the aggregate exercise price of the Replacement Options were to be higher than that used in the foregoing example, the actual cross-over price would be lower; and if the aggregate exercise price is lower, then the actual cross-over price would be higher than in the example.

The price of our common stock could be affected by any number of factors in the future. See –Risks Related to Ownership of Our Common Stock.

There may be adverse tax consequences associated with your participation in the Offer.

Although we believe that the exchange of Eligible Options for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of grants of Eligible Options and the grant of Replacement Options, the tax consequences of the Offer to you may be different depending on your personal circumstances. We recommend that all Eligible Participants who are considering exchanging their Eligible Options meet with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in the Offer. See The Offer—Material United States Tax Consequences for more information about the tax impacts of the Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult with your own tax advisors to discuss these consequences.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Our stock price is volatile and may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price at which you purchased such shares.

The market price for our common stock is volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	price and volume fluctuations in the overall stock market;

•	market conditions or trends in our industry or the economy as a whole;

•	changes in operating performance and stock market valuations of other technology companies generally, or those that sell semiconductor products in particular;

•	the timing of customer or service provider orders that may cause quarterly or other periodic fluctuations in our results that may, in turn, affect the market price of our common stock;

•	the seasonal nature of our sales;

•	the timing of revenue recognition on sales arrangements, which may include multiple deliverables, and the effect of our use of inventory “hubbing” arrangements;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•

changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•

the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC and announcements relating to product development, litigation and intellectual property impacting us or our business;

•	the sustainability of an active trading market for our common stock;

10.	Offer to Exchange dated April 16, 2009

•	future sales of our common stock by our executive officers, directors and significant stockholders;

•	announcements of mergers or acquisition transactions;

•	our inclusion or deletion from certain stock indices;

•	announcements of technical innovations, new products or design wins by our competitors or customers;

•	announcements of changes in our senior management;

•	other events or factors, including those resulting from war, incidents of terrorism, natural disasters or responses to these events; and

•	changes in accounting principles.

In addition, the stock markets, and in particular The NASDAQ Global Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Our stock may be delisted from The NASDAQ Global Market if the closing bid price for our common stock is not maintained at $1.00 per share or higher.

NASDAQ imposes, among other requirements, listing maintenance standards as well as minimum bid and public float requirements. The price of our common stock must trade at or above $1.00 to comply with NASDAQ’s minimum bid requirement for continued listing on The NASDAQ Global Market. In recent months, our common stock has traded at below $1.00 per share at closing for an extended period of time.

NASDAQ has suspended its enforcement of the rules requiring a minimum $1.00 closing bid price and announced that it will not take any action to delist any security traded on The NASDAQ Global Market that fails to comply with the minimum $1.00 closing bid price requirement between October 16, 2008 and July 17, 2009. Consequently, for as long as NASDAQ’s rule suspension remains in effect, NASDAQ will not delist our stock if the closing bid price for our common stock falls below $1.00 per share during the rule suspension period.

If the closing bid price of our common stock continues to fail to meet NASDAQ’s minimum closing bid price requirement at any time on or after July 17, 2009, or such later date to which NASDAQ may extend its suspension of this requirement, or if we otherwise fail to meet all other applicable requirements of The NASDAQ Global Market, NASDAQ may make a determination to delist our common stock. Any such delisting could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease and could also adversely affect our ability to obtain financing for the continuation of our operations and/or result in the loss of confidence by investors, customers, suppliers and employees.

Future sales of our common stock or the issuance of securities convertible into or exercisable for shares of our common stock may depress our stock price.

A significant number of shares of our common stock are held by a small number of stockholders. Sales of a substantial number of shares of our common stock, the issuance of securities convertible into or exercisable for shares of our common stock or the expectation or perception in the market that the holders of a large number of our shares of common stock intend to sell their shares, could significantly reduce the market price of our common stock. In addition, because the average daily trading volume of our common stock is low, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock and lead to increased volatility in our stock price.

Holders of a significant number of shares of our common stock, from investments made when we were a private company, have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. These rights will terminate in December 2009 or, for any particular holder with registration rights who holds less than one percent of our outstanding capital stock, at any time when all securities held by that stockholder that are subject to registration rights may be sold pursuant to Rule 144 under the Securities Act within a single 90-day period. If shares of our common stock are sold in the public market after they are registered for resale, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

11.	Offer to Exchange dated April 16, 2009

Anti-takeover provisions in our charter documents and Delaware law might deter acquisition bids for us that you might consider favorable.

Our amended and restated certificate of incorporation and bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors. These provisions:

•	establish a classified Board of Directors so that not all members of our Board of Directors are elected at one time;

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval, and which may include rights superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the Board of Directors is expressly authorized to make, alter, or repeal our bylaws;

•	establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•

provide that in addition to any vote required by law or by our amended and restated certificate of incorporation, the approval by holders of at least 66 2/3% of our then outstanding common stock is required to adopt, amend or repeal any provision of our amended and restated bylaws.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire.

Our principal stockholders, executive officers and directors have substantial control over the company, which may prevent you and other stockholders from influencing significant corporate decisions and may harm the market price of our common stock.

As of March 31, 2009, our executive officers, directors and holders of five percent or more of our outstanding common stock, beneficially owned, in the aggregate, approximately 30% of our outstanding common stock. These stockholders may have interests that conflict with our other stockholders and, if acting together, have the ability to substantially influence or determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, may have the ability to control our management and affairs. Accordingly, this concentration of ownership may harm the market price of our common stock by:

•	delaying, deferring or preventing a change in control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

The continued expansion of our business will require substantial funding. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions,

12.	Offer to Exchange dated April 16, 2009

restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Investors seeking cash dividends in the foreseeable future should not purchase or hold our common stock.

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13.	Offer to Exchange dated April 16, 2009

FORWARD LOOKING STATEMENTS

The Offer Documents and our Annual Report, including the documents that we incorporate by reference herein and therein, contain statements that are not strictly historical in nature and are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are subject to the “safe harbor” created by Section 27A of the Securities Act and Section 21E of the Exchange Act, although statements made in connection with the Offer are not subject to the safe harbor of Section 27A of the Securities Act or Section 21E of the Exchange Act. Forward-looking statements may include, but are not limited to, statements about:

•	the value of any Replacement Option, including its exercise price;

•	any increase or decrease in the trading price of our common stock;

•	our ability to achieve or sustain profitability;

•	the competitive nature of the markets in which we compete and the effect of competing products and technologies;

•	the demand for our products;

•	the adoption of our technologies and the Multimedia over Coax Alliance standard;

•	the competitive nature of service providers;

•	our dependence on manufacturers, sales representatives and other third parties;

•	our ability to create and introduce new products and technologies;

•	our ability to effectively manage growth;

•	our ability to successfully acquire companies or technologies that would complement our business;

•	the ability of our contract manufacturers to produce and deliver products in a timely manner and at satisfactory prices;

•	the transitioning of our silicon products to improved manufacturing process technologies;

•	our ability to protect our intellectual property and avoid infringement of the intellectual property of others;

•	our reliance on our key personnel;

•	the effects of government regulation;

•	our ability to obtain sufficient capital to expand our business;

•	our ability to manage our business in the midst of a downturn in the economy;

•	the cyclical nature of our industry;

•	our ability to effectively transact business in foreign countries; and

•	our ability to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing” and similar expressions, and variations or negatives of these words. These statements reflect our views as of the date on which they were made with respect to future events and are based on assumptions and subject to risks and uncertainties. The underlying information and expectations are likely to change over time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these uncertainties, you should not place undue reliance on these forward-looking statements as actual events or results may differ materially from those projected in the forward-looking statements due to various factors, including,

14.	Offer to Exchange dated April 16, 2009

but not limited to, those set forth under Risk Factors in the Offer Documents and in the Annual Report. These forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should rely only on the information contained, or incorporated by reference, in these Offer Documents and the Schedule TO and understand that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. Except as required by law, we assume no obligation to update or revise any forward-looking statements to reflect new information or future events or developments, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in these forward-looking statements. Before deciding to participate in the Offer, you should carefully consider the risk factors discussed here or incorporated by reference in addition to the other information set forth in the Offer Documents and the Schedule TO and in the documents incorporated herein and therein.

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15.	Offer to Exchange dated April 16, 2009

THE OFFER

ELIGIBLE PARTICIPANTS AND ELIGIBLE OPTIONS

We are making an offer to Eligible Participants to exchange their Eligible Options that are properly tendered in accordance with The Offer—Procedures for Tendering Eligible Options and not validly withdrawn pursuant to The Offer—Change in Election before the Expiration Date of the Offer for Replacement Options.

Eligible Participants

If you are an employee of Entropic, and you reside and work in the United States on the date the Offer commences and continue to be employed by us and working and residing in the United States as of the Expiration Date, you are an Eligible Participant who may participate in the Offer. You must remain an employee of Entropic until the Replacement Option Grant Date in order to receive your Replacement Options. Entropic employees who live or work outside the United States, and consultants and non-employee directors of Entropic, are not Eligible Participants and may not participate in the Offer.

Eligible Options

Eligible Participants may exchange only Eligible Options. The Eligible Options are limited to outstanding stock options to purchase our common stock that (i) were granted under an Entropic Plan, whether vested or unvested, (ii) have an exercise price greater than $1.25 per share, (iii) have a term that expires after the Replacement Option Grant Date, and (iv) have not expired or terminated or been exercised prior to the Replacement Option Grant Date.

We expect that the Replacement Option Grant Date will be May 15, 2009, the first business day after the Expiration Date, although this date will change if we extend the Offering Period. If you choose not to participate in the Offer, or if you are no longer an Eligible Participant on the Replacement Option Grant Date, you will keep your Eligible Options and they will remain subject to the terms of the Entropic Plan they were granted under and the related stock option agreement.

Participation in the Offer is voluntary. If you are an Eligible Participant, you may exchange one or more of your outstanding grants of Eligible Options for Replacement Options. However, you cannot exchange part of any particular Eligible Option grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option grant that you surrender in response to the Offer. Your election to exchange one or more of your outstanding Eligible Option grants for Replacement Options is entirely voluntary and may not be withdrawn or changed after the Expiration Date. The Offer is subject to the terms and conditions described in the Offer Documents.

Participation in the Offer does not confer on you the right to remain employed with, or provide Continuous Service to, us. Except as provided by applicable law and/or any employment agreement between you and the Company, your service is “at-will” and may be terminated by us or by you at any time, with or without cause or notice.

If you are not an employee on the Expiration Date, you will not be eligible to participate in the Offer. If the options that you tender for exchange have an exercise price that is less than or equal to $1.25 per share, they are not eligible to be exchanged in the Offer.

REPLACEMENT OPTIONS

All Eligible Options tendered pursuant to the Offer will be replaced with Replacement Options issued under the 2007 Plan and will be subject to the terms and conditions of the 2007 Plan and a new stock option agreement between the recipient and us. A copy of the 2007 Plan and the form of new stock option agreement are attached as exhibits to the Schedule TO.

Exchange Ratio

The exchange ratio of Eligible Options to Replacement Options is three-to-two (3:2), which means that participants in the Offer will receive a smaller number of Replacement Options than the number of Eligible Options they exchange. If you participate in the Offer and we exchange your Eligible Options, you will receive a grant of Replacement Options under the 2007 Plan for every grant of Eligible Options that you exchange, and each Replacement Option grant will represent the right to acquire two shares of Entropic common stock for every three shares of common stock underlying the grant of Eligible Options that you exchange, to the extent they remain unexercised as of the Replacement Option Grant Date, rounded up to the nearest whole share. For example, if you validly tender one Eligible Option grant under which you have the right to purchase up to 1,500 shares of our common stock, and such grant

16.	Offer to Exchange dated April 16, 2009

is accepted and cancelled by us, you will receive a Replacement Option grant under which you will have the right to purchase up to 1,000 shares of our common stock.

New Vesting Schedule

Replacement Options issued in the exchange will be granted under our 2007 Plan and will be completely unvested at the time they are granted, even if the Eligible Option grant exchanged in the Offer was fully or partially vested. All Replacement Options will be subject to a new vesting schedule, determined on a grant-by-grant basis. An Eligible Option grant is considered to be separate from another Eligible Option grant that is granted on the same day if these grants have been assigned different grant numbers. If the stock option agreement governing your Eligible Options provides for an acceleration of vesting upon a Change in Control and such acceleration of vesting provision is not otherwise set forth in any employment offer letter or change of control agreement between you and the Company, the stock option agreement governing the corresponding Replacement Options will provide for acceleration of vesting at the same rate as set forth in the stock option agreement for the Eligible Options exchanged.

No Change in Control Prior to the Cliff Vesting Date

If a Change in Control does not occur on or prior to the one-year anniversary of the Replacement Option Grant Date (such anniversary date, the “Cliff Vesting Date”), then, subject to the terms of the 2007 Plan, the new vesting schedule of the Replacement Options will be determined by adding 12 months to each vesting date (including vesting dates that have already occurred and vesting dates that are scheduled to occur in the future) under the current vesting schedule of the Eligible Options being exchanged. However, in no event will any Replacement Options vest sooner than the Cliff Vesting Date. An alternative way of thinking about this is that if you participate in the Offer, the vesting and exercisability of your options will be “suspended” for 12 months but you will receive a smaller number of options. In addition, if the Cliff Vesting Date falls on a day that is not within an open “window period” under our Window Period Policy, you will not be able to exercise any vested Replacement Options until the “window” opens, whether or not you are subject to the Window Period Policy at the end of such period. Notwithstanding the foregoing, if your Continuous Service (as defined in the 2007 Plan) terminates after the Cliff Vesting Date and any portion of your vested Replacement Options are not exercisable because the Cliff Vesting Date falls on a day that is not within an open “window period”, then your post-service exercise period will be extended, but not beyond the maximum term of the Replacement Option, for any period during which you are so prevented from exercising your Replacement Option.

Illustration 1

Assume the following:

(i)	you tender one grant of 5,000 Eligible Options for exchange in the Offer;

(ii)

under your Eligible Option grant, 1/4th of your Eligible Options vest on January 1, 2009, the first anniversary of the vesting commencement date set forth in your option grant notice, and the remaining shares vest in 36 equal monthly installments thereafter; and

(iii)	the Eligible Options are cancelled on May 14, 2009, the currently scheduled Expiration Date, and the Replacement Options are granted on May 15, 2009.

On May 15, 2009, you will receive 3,334 Replacement Options (that is, 2/3 of your Eligible Options, rounded up to the next whole share). With respect to each installment of Replacement Options that replaces each installment of Eligible Options with a vesting date that falls on or prior to May 14, 2009, the Expiration Date, such installment of Replacement Options would have a vesting date that is the later of 12 months from the vesting date of the Eligible Options being replaced or the Cliff Vesting Date. For example, the Replacement Options that replace the installment of Eligible Options that vested on January 1, 2009 (i.e., 1/4th of the Replacement Options) would vest on the later of January 1, 2010 (the 12-month anniversary of the vesting date for installment of Eligible Options being replaced) or May 15, 2010 (the Cliff Vesting Date). Replacement Options that replace each of the installments of Eligible Options that vested on January 1, 2009, February 1, 2009, March 1, 2009, April 1, 2009 and May 1, 2009 (i.e., an aggregate of 1,111.33 Replacement Options) would vest on May 15, 2010, the Cliff Vesting Date. Beginning on June 1, 2010 and thereafter, 69.46 Replacement Options would vest each month, until the Replacement Options are fully vested.

An alternate way to view this is that the vesting and exercisability of your options is suspended until the Cliff Vesting Date. Thereafter, you will be able to exercise your Replacement Options to the same extent (on a percentage basis) that the Eligible Options were vested on the date they were cancelled and thereafter, the Replacement Options will continue to vest at the same rate (on a percentage basis) as the Eligible Options were vesting when they were terminated. The net effect is that the original vesting schedule has been pushed back by 12 months and applied to a smaller number of Replacement Options. Of course, if your Continuous Service terminates, no further vesting will occur following such termination.

17.	Offer to Exchange dated April 16, 2009

Illustration 2

Assume the same conditions as in Illustration 1, except that this time, the first anniversary of the vesting commencement date set forth in your option grant notice is October 31, 2009, prior to the Cliff Vesting Date.

On May 15, 2009, you will receive 3,334 Replacement Options (that is, 2/3 of your Eligible Options, rounded up to the next whole share). Each installment of Eligible Options would vest on a date that is after May 14, 2009, the Expiration Date. Accordingly, all of the vesting dates of each Replacement Option (obtained by adding 12 months to each vesting date of the Eligible Option grant tender for exchange) would fall on a date later than May 15, 2010, the Cliff Vesting Date. In this case, the Replacement Options that replace the first installment of Eligible Options that was scheduled to vest on October 31, 2009 (i.e., 1/4th of the Replacement Options) would vest on October 31, 2010, and the remaining Replacement Options will vest in 36 equal monthly installments thereafter.

An alternate way to view this is that the vesting of your options is suspended until the Cliff Vesting Date, upon which the vesting of your options restart. The net effect is that the original vesting schedule has been pushed back by 12 months and applied to a smaller number of Replacement Options, and you are given credit for the vesting period you had earned prior to the cancellation of your Eligible Options. Again, if your Continuous Service terminates, no further vesting will occur following such termination.

Change in Control Prior to the Cliff Vesting Date

If a Change in Control occurs on or prior to the Cliff Vesting Date, then, on a grant-by-grant basis and subject to the terms of our 2007 Plan, a specified number of Replacement Options in each Replacement Option grant will vest on the Change in Control Vest Date, and commencing on the first month following the Change in Control Vest Date, the Replacement Options in each Replacement Option grant that had not vested as of the Change in Control Vest Date will vest equally in a specified number of monthly installments. Such number of monthly installments is equal to the number of installments over which Unvested Eligible Options (that is, the Eligible Options in the Eligible Option grant tendered for exchange in the Offer that remained unvested as of the date such grant was cancelled) would have vested prior to their cancellation. The number of Replacement Options that will vest on the Change in Control Vest Date depends on whether any portion of the Eligible Option grant tendered for exchange is vested as of the date it was cancelled.

Unvested Eligible Option Grants

If the Eligible Option grant tendered for exchange in the Offer is completely unvested as of the date it was cancelled, then, on the Change in Control Vest Date, 25% of the Replacement Options that replace such Eligible Option grant will become vested. Since all of the Eligible Options have a cliff vesting feature (i.e., for each Eligible Option grant, 1/4th of the Eligible Options vest on the one-year anniversary of the vesting commencement date set forth on the applicable grant notice, with the remaining shares to vest in 36 equal monthly installments thereafter), this means that 75% of the Replacement Options that replace each Eligible Option grant tendered for exchange in the Offer will vest in 36 equal monthly installments commencing on the first month following the Change in Control Vest Date.

Illustration 3

Assume the following:

(i)	you tender one grant of 5,000 Eligible Options for exchange in the Offer;

(ii)

under your Eligible Option grant, 1/4th of your Eligible Options vest on October 31, 2009, the first anniversary of the vesting commencement date set forth in your option grant notice, and the remaining shares vest in 36 equal monthly installments thereafter;

(iii)	the Eligible Options are cancelled on May 14, 2009, the currently scheduled Expiration Date, and the Replacement Options are granted on May 15, 2009; and

(iv)	a Change in Control occurs on November 15, 2009.

On May 15, 2009, you will receive 3,334 Replacement Options (that is, 2/3 of your Eligible Options, rounded up to the next whole share). Since the Eligible Option grant is completely unvested as of May 14, 2009, the date that the Eligible Option grant is cancelled, as of immediately prior to the effective time of a Change in Control on November 15, 2009 (the Change in Control Vest Date), 833.5 Replacement Options (i.e., 25% of the Replacement Options) will vest and the remaining 2,500.5 Replacement Options will vest in 36 equal installments beginning on December 15, 2009 (i.e., the first month following

18.	Offer to Exchange dated April 16, 2009

November 15, 2009, the Change in Control Vest Date). Of course, if your Continuous Service terminates, no further vesting will occur following such termination.

Partially or Fully Vested Eligible Option Grants

If the Eligible Option grant tendered for exchange in the Offer is partially or fully unvested as of the date it was cancelled, then, on the Change in Control Vest Date, the percentage of the Replacement Options that will become vested is equal to the percentage of Vested Eligible Options compared to the total Eligible Option grant (that is, the Eligible Options in the Eligible Option grant tendered for exchange in the Offer that are vested on the day they were cancelled). For each Eligible Option grant, exercised portions of an Eligible Option grant are excluded from the calculation of the percentage of the Vested Eligible Options.

Illustration 4

Assume the same conditions as in Illustration 3, except that this time, the first anniversary of the vesting commencement date set forth in your option grant notice is January 1, 2009, prior to May 14, 2009, the date that the Eligible Option grant is cancelled.

On May 15, 2009, you will receive 3,334 Replacement Options (that is, 2/3 of your Eligible Options, rounded up to the next whole share). As of May 14, 2009, the date that the Eligible Option grant was cancelled, 33.33% of the Eligible Options (i.e., 1,666.67 Eligible Options divided by 5,000 Eligible Options) had vested, and the remaining Eligible Options were scheduled to vest equally in 32 monthly installments. Therefore, as of immediately prior to the effective time of a Change in Control on November 15, 2009 (the Change in Control Vest Date), 33.33% of the Replacement Options (i.e., 1,111.33 Replacement Options) vest, and beginning on December 15, 2009 (i.e., the first month following November 15, 2009, the Change in Control Vest Date), 2222.67 Replacement Options would vest in 32 equal monthly installments. However, if your Continuous Service terminates, no further vesting will occur following such termination.

Illustration 5

Assume the following:

(i)	you have one Eligible Option covering 5,000 shares which was granted under the 2001 Plan on May 17, 2007, with an exercise price of $1.4950 per share (the “Subject Grant”);

(ii)

as set forth in the option grant notice governing your Subject Grant, 1/4th of your options vest on May 17, 2008, the first anniversary of the vesting commencement date set forth in such option grant notice, and the remaining shares vest in 36 equal monthly installments thereafter;

(iii)	the Eligible Options are cancelled on May 14, 2009, the currently scheduled Expiration Date, and the Replacement Options are granted on May 15, 2009;

(iv)	a Change in Control occurs on November 15, 2009; and

(v)	as of May 14, 2009, you have exercised the Eligible Option with respect to 500 shares.

On May 14, 2009, you tender the Subject Grant for exchange in the Offer. In this illustration, the number of Eligible Options that you can tender for exchange in the Offer would be 4,500 (5,000 options in the original grant minus the 500 options that you have exercised as of May 14, 2009). The number of vested options eligible for exchange in the Offer as of such date would be 1,895.83 options (i.e., 1,250 options (i.e., 25% multiplied by 5,000) that had vested as of May 17, 2008 plus an aggregate of 1,145.83 options that had vested from May 18, 2008 through May 14, 2009, minus the 500 options that had been exercised).

Accordingly, on May 15, 2009, you will receive 3,000 Replacement Options (that is, 2/3 of your Eligible Options). As of May 14, 2009, the date that the Eligible Option grant was cancelled, 42.13% of the Eligible Options (i.e., 1,895.83 Eligible Options divided by 4,500 Eligible Options) had vested, and the remaining Eligible Options were scheduled to vest equally in 25 monthly installments. Therefore, as of immediately prior to the effective time of a Change in Control on November 15, 2009 (the Change in Control Vest Date), 42.13% of the Replacement Options (i.e., 1,263.89 Replacement Options) will vest, and beginning on December 15, 2009 (i.e., the first month following November 15, 2009, the Change in Control Vest Date), 1,736.11 Replacement Options would vest in 25 equal monthly installments. Again, if your Continuous Service terminates, no further vesting will occur following such termination.

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOUR CONTINUOUS SERVICE TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED

19.	Offer to Exchange dated April 16, 2009

IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR CONTINUOUS SERVICE TERMINATES. IF YOUR CONTINUOUS SERVICE TERMINATES FOR ANY REASON BEFORE THE EARLIER OF THE CLIFF VESTING DATE OR THE CHANGE IN CONTROL VEST DATE, THEN YOU WILL FORFEIT ALL OF THE REPLACEMENT OPTIONS YOU HAVE RECEIVED.

Other Differences between Eligible Options and Replacement Options

The Replacement Options will differ from the Eligible Options as follows:

•

Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. We expect the Replacement Option Grant Date to be May 15, 2009, which is the first business day following the Expiration Date (currently scheduled to occur at 5:00 p.m., Pacific Time, on May 14, 2009, unless we extend the Offering Period).

•

Unlike other stock options granted by Entropic, which generally expire after ten years from the date of grant, each Replacement Option will instead expire on the same date your current Eligible Option was originally scheduled to expire. In effect, the date of expiration of the Replacement Options does not change when compared to the date of expiration of the original Eligible Options. However, if you cease providing Continuous Service, the Replacement Options may expire earlier as provided in the 2007 Plan.

•

Each Replacement Option will be granted pursuant to the 2007 Plan and will be a nonstatutory stock option, even if the Eligible Option exchanged was an incentive stock option. By participating in the Offer, you will cause Eligible Options that were incentive stock options to be exchanged for Replacement Options, all of which will be nonstatutory stock options. See The Offer—Material United States Tax Consequences on the difference in tax treatment between an incentive stock option and a nonstatutory stock option.

•

If your Eligible Options were granted under the terms of our 2001 Plan, you are allowed to “early exercise” your Eligible Options (i.e., you have the right to purchase any unvested Eligible Options, subject to repurchase options in our favor that lapse in accordance with the original vesting schedule of the Eligible Options). If you participate in the Offer and we exchange your Eligible Options, you will receive a grant of Replacement Options that will be exercisable only to the extent that it has vested. By participating in the Offer, you will forfeit any right you may have had to early exercise the unvested portion of your Eligible Option. See The Offer—Material United States Tax Consequences on the difference in tax treatment between options that are “early exercised” prior to vesting and options that are exercised upon vesting.

•

If you hold Eligible Options under the terms of the 2001 Plan and RF Magic Plan, you have the right to exercise the vested portions of these options for up to three months following the termination of your employment with us, with or without cause, but the Replacement Options will terminate immediately upon the termination of an your Continuous Service for cause.

None of Entropic or its Board of Directors or management makes make any recommendation as to whether or not you should exchange your Eligible Options. We have not authorized any person to make such recommendation. You should evaluate carefully all of the information in the Offer Documents and consult your own financial, legal and tax advisors. You must make your own decision whether to exchange your Eligible Options.

If you exchange one or more Eligible Options for Replacement Options and your Continuous Service terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options received that remains unvested at the time your Continuous Service terminates. If your Continuous Service terminates for any reason before the earlier of the Cliff Vesting Date or the Change in Control Vest Date, then you will forfeit all of the Replacement Options you have received.

EXPIRATION DATE AND REPLACEMENT OPTION GRANT DATE

Expiration Date

Eligible Options tendered to, and accepted by, us pursuant to the Offer will be canceled upon the expiration of the Offer. We expect that the Offering Period will expire on the Expiration Date, currently schedule to be May 14, 2009, at 5:00 p.m. Pacific Time. We may extend the Expiration Date at our discretion. If we extend the expiration of the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See The Offer—Extension of Offer; Termination; Amendment for a description of our rights to extend, delay, terminate and amend the Offer.

20.	Offer to Exchange dated April 16, 2009

Offering Period

The Offering Period for the Offer started on April 16, 2009 and will expire at 5:00 p.m., Pacific Time, on the Expiration Date.

Replacement Option Grant Date

The Replacement Options will be granted on the Replacement Option Grant Date, which we expect to be the first business day after the Expiration Date.

PURPOSE OF THE OFFER

We have issued stock options to our employees under the Entropic Plans as a means to promote the long-term success of our business, because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders, and encourages our employees to devote the best of their abilities and industry to help achieve long-term value for our company. Stock options have been, and continue to be, an important part of our incentive compensation and retention programs, and, in addition to providing incentives for our employees to grow long-term stockholder value, are designed to encourage the long-term employment of our employees.

Historically, when our Compensation Committee or Non-Executive Stock Option Committee approves the grant of a stock option, an exercise price is established that must be paid to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to the market price of a share of our common stock on the date the stock option is granted. Thus, an option holder receives value only if he or she exercises a stock option and later sells the purchased shares at a price that exceeds the stock option’s exercise price.

Like many semiconductor and telecommunications companies, our stock price has experienced a significant decline during the last year, which has been exacerbated by the recent global financial crisis and other current negative macroeconomic indicators. In March 2009, we started implementing a restructuring plan to better position the Company to operate in current market and financial conditions and more closely align operating expenses with revenues and in turn, increase our stock price. We also intend to pursue licensing and collaboration opportunities as a means of expanding our revenue base and acquiring complementary technology for our products. In connection with our March 2009 restructuring plan, we reduced our worldwide work force by approximately 18% and will be restructuring our operations as a result of our strategic realignment to preserve cash and reduce ongoing general and administrative and research and development operating expenses. These efforts have not yet translated into a substantial improvement in our stock price. Consequently, many of our employees hold options with exercise prices significantly higher than the current market price per share of our common stock. These options are commonly referred to as being “underwater.”

During the three months ended March 31, 2009, shares of our common stock have traded at a per share price ranging between $0.42 and $1.10. On April 15, 2009, the closing sale price per share of our common stock as reported by The NASDAQ Global Market was $1.33. As of March 31, 2009, Eligible Participants held outstanding Eligible Options for approximately 5,138,874 shares with exercise prices equal or greater than $1.25. A significant portion of these Eligible Options have been underwater for an extended period of time and have not been exercised. We believe these unexercised and underwater options have lost their value as either an incentive or retention tool.

We are making this Offer to address this situation in recognition of the key contributions of Eligible Participants to the Company by providing Eligible Participants with an opportunity to exchange Eligible Options for Replacement Options issued under our 2007 Plan to (i) provide a long-term incentive that we believe will more closely align the interests of participating employees with the interests of our stockholders, (ii) reduce the “overhang” of options that we believe are not serving their intended incentive-related purpose by up to one-third, and (iii) provide a mechanism to help retain participating employees by extending their vesting period and preventing the exercise of the Replacement Options for at least 12 months from the Replacement Option Grant Date, unless a Change in Control occurs. By providing Eligible Participants with the opportunity to realign the exercise prices of previously granted stock options with the current per share market price of our common stock and hold stock options that, over time, have a greater potential to increase in value, we believe these stock options will again become important tools to help motivate participant employees contribute to achieving the long-term strategic and business objectives of our company and grow long-term stockholder value, and to encourage their long-term employment with us. While we hope the Offer will reduce the current disparity between the per share market price of our common stock and the exercise price of the Eligible Options, given the volatile and unpredictable nature of the current economy and stock market, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the Replacement Options.

We regularly evaluate various strategic and business development opportunities, and as contemplated by our strategic plan, we plan to pursue licensing and collaboration opportunities as a means of expanding our revenue base and acquiring complementary technology for our products. Subject to the foregoing, and except as otherwise disclosed in the Offer Documents or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

21.	Offer to Exchange dated April 16, 2009

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our management, including a change to the material terms of employment of any executive officer;

•	any change in our present Board of Directors, including a change in the number or term of directors;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of our securities or the disposition of our securities; or

•	any change in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer Documents and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

PROCEDURES FOR TENDERING ELIGIBLE OPTIONS

If you are an Eligible Participant, you may tender your Eligible Options at any time before the Expiration Date. If we extend the Offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

If you elect to participate in the Offer, you may exchange one or more of your outstanding grants of Eligible Options for Replacement Options. However, you cannot exchange part of any particular Eligible Option grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option grant that you tender in response to the Offer. Your election to exchange one or more of your outstanding Eligible Option grants for Replacement Options is entirely voluntary and may not be withdrawn or changed after the Expiration Date.

Proper Tender of Eligible Options

To validly tender your Eligible Options pursuant to the Offer, you must remain an Eligible Participant through the Expiration Date and your Eligible Options must not be exercised, terminate or expire on or prior to the Expiration Date. If you choose to participate in the Offer, you must submit your Election Form by: (i) sending a PDF copy of your completed and signed Election Form via e-mail to stockadministration@entropic.com; (ii) faxing a copy of your completed and signed Election Form to the attention of Suzanne Zoumaras at (858) 546-2411; or (iii) delivering or sending your completed and signed Election Form by hand, registered mail or courier to: Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Suzanne Zoumaras. After you deliver an Election Form, you will receive an e-mail confirmation that will confirm your election. If you have misplaced your Election Form, you may request additional copies by writing to our human resources department via e-mail at stockadministration@entropic.com or by accessing the form on ENTRance, the company’s intranet.

The delivery of the Election Forms and any other required documents at the sole risk of the Eligible Participant. Delivery of the completed Election Forms will be deemed submitted only when received by the designated person specified above at or before 5:00 p.m., Pacific Time, on the Expiration Date, which is currently May 14, 2009, unless we extend that date. No late deliveries will be accepted.

You do not need to return your stock option agreements for your grant of Eligible Options. They will be automatically cancelled if we accept your Eligible Options for exchange. You will be required to return your stock option agreements only upon our request. To make this election, you will need to agree to all of the terms and conditions of the Offer as set forth in the Offer Documents. You

22.	Offer to Exchange dated April 16, 2009

are responsible for making sure that if you wish to participate in the Offer that you follow the appropriate steps. If you choose not to participate in the Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

Your Eligible Options will not be considered tendered until you have properly completed and acknowledged your participation in accordance with the procedures above. You must properly complete and acknowledge your participation in the Offer by the Expiration Date. We will strictly enforce the Offering Period. An Election Form accompanies the Offer Documents, and we have filed the Election Form as an exhibit to the Schedule TO. If you miss the Expiration Date deadline, you will not be permitted to participate in the Offer.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on May 14, 2009, unless the Offer is extended past that time, in which case your election will become irrevocable after the new Expiration Date. You may change your mind after you have submitted an Election Form and withdraw from the Offer at any time before the Expiration Date, as described in—Change in Election. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Notice of Withdrawal we receive before the Expiration Date.

Neither we, nor any other person, are obligated to give notice of receipt of, or any defects or irregularities in, any Election Form you submit. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of election forms and our determinations of these matters will be final and binding.

Our receipt of your Election Form is not by itself an acceptance of your Eligible Options for exchange. For purposes of the Offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn only as of the time when we give oral or written notice to you of our acceptance of options for exchange. We may issue this notice of acceptance by a general press release, e-mail or other form of communication. Subject to the terms and conditions of the Offer, we will accept all properly tendered options promptly after the expiration of the Offer. Options accepted for exchange will be canceled on the Expiration Date, which we expect will be May 14, 2009.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine all questions as to the number of shares subject to grants of Eligible Options tendered for exchange and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Options, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or grants of Eligible Options that are exchanged to the extent we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. We will strictly enforce the Offering Period, subject only to any extension of the Expiration Date of the Offer in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we reserve the right, in our sole discretion, to waive any of the conditions of the Offer, or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular option holder. No tender of Eligible Options will be accepted or exchanged until all defects or irregularities in it have been cured by the option holder exchanging the Eligible Options, or waived by us, prior to the Expiration Date.

Our Acceptance Constitutes an Agreement

If you elect to exchange your Eligible Options and you exchange your Eligible Options according to the procedures described above, you will have accepted the Offer, subject to your withdrawal rights (as described below). Our acceptance of the Eligible Options that are properly tendered in accordance with The Offer—Acceptance of Eligible Options for Exchange; Grant of Replacement Options will form a binding agreement between you and us on the terms and subject to the conditions of the Offer.

Subject to our rights to extend, amend, withdraw and terminate the Offer in accordance with The Offer—Conditions of the Offer and The Offer—Extension of Offer; Termination; Amendment, we expect to accept and cancel on the Expiration Date all validly tendered Eligible Options that have not been validly withdrawn. By signing and submitting the Election Form, you will be agreeing to the terms of a new stock option agreement governing the terms of each Replacement Option issued to you in exchange for your Eligible Options pursuant to the Offer.

CHANGE IN ELECTION

You may only change your election, including withdrawing your election, by following the procedures described in this Change in Election section. You may change your election at any time beginning on the Commencement Date and ending at any time before the Expiration Date, which is currently scheduled at 5:00 p.m., Pacific Time, on May 14, 2009. If we extend the Offering Period beyond that original Expiration Date, you may change our election at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options on the Expiration Date.

23.	Offer to Exchange dated April 16, 2009

To change your election, you must submit a Notice of Withdrawal or re-deliver the Election Form before 5:00 p.m., Pacific Time, on May 14, 2009, as follows: (i) sending a PDF copy of your completed and signed Notice of Withdrawal via e-mail to stockadministration@entropic.com; (ii) faxing a copy of your completed and signed Notice of Withdrawal to the attention of Suzanne Zoumaras at (858) 546-2411; or (iii) delivering or sending your completed and signed Notice of Withdrawal by hand, registered mail or courier to: Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Suzanne Zoumaras.

The Notice of Withdrawal and Election Form accompany the Offer Documents, and we have filed these forms as exhibits to the Schedule TO. Notices of Withdrawal and Election Forms also may be obtained from our human resources department via e-mail at stockadministration@entropic.com. If you have any questions regarding any changes to your election, please contact Suzanne Zoumaras at stockadministration@entropic.com. The last Notice of Withdrawal or Election Form delivered by you as described above prior to 5:00 p.m., Pacific Time, on May 14, 2009 will be treated as your final election with respect to the Offer. After you deliver a Notice of Withdrawal or an Election Form, you will receive an e-mail confirmation that will confirm your election to withdraw your Eligible Options from the exchange or any other change that you make to your election, respectively.

The delivery of the Notices of Withdrawal and Election Forms and any other required documents at the sole risk of the Eligible Participant. Delivery of the completed forms will be deemed submitted only when received by the designated person specified above at or before 5:00 p.m., Pacific Time, on the Expiration Date, which is currently May 14, 2009, unless we extend that date. No late deliveries will be accepted.

Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal. If you miss the deadline for withdrawal, your previously tendered Eligible Options will be canceled and exchanged pursuant to the Offer. You are responsible for making sure that the Notice of Withdrawal is properly completed and signed.

You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those Eligible Options before the Expiration Date by following the procedures described in The Offer—Procedures for Tendering Eligible Options above.

Neither we, nor any other person, are obligated to give notice of receipt of, or any defects or irregularities in, any Election Form or Notice of Withdrawal you submit. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of these forms and our determinations of these matters will be final and binding.

ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS

On the terms and subject to the conditions of the Offer, we currently expect that on the Expiration Date, we will accept for exchange and cancel all Eligible Options properly tendered and not validly withdrawn before the Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be canceled and you will no longer have any rights under your Eligible Options. Subject to the terms and conditions of the Offer, properly tendered and not validly withdrawn Eligible Options will be canceled on the Expiration Date. If the Offer is extended, then the Expiration Date will also be extended.

We will grant the Replacement Options on the Replacement Option Grant Date, which we expect to be May 15, 2009, the first business day after the Expiration Date. All Replacement Options will be granted under the 2007 Plan and will be subject to a new stock option agreement between you and us. Promptly after the Expiration Date, we will send you the stock option agreement for your Replacement Options and information for how you accept the terms of the stock option agreement. You may not exercise any of the Replacement Options until you have signed and accepted the new stock option agreement.

The exchange ratio of shares subject to grants of Eligible Options to shares subject to grants of Replacement Options is three-to-two (3:2). In other words, if you validly tender a grant of Eligible Options in the Offer, and such grant is accepted and cancelled, you will receive a grant of Replacement Options to acquire two-thirds the number of shares of our common stock that were underlying your grant of Eligible Options at the time of the exchange.

A listing of all of your Eligible Option grants can be obtained by contacting our human resources department via e-mail at stockadministration@entropic.com.

If you are an employee of ours who works and resides in the United States (including a part-time employee or an employee on a leave of absence) as of the Commencement Date but your employment with us terminates for any reason before the Expiration Date, you will no longer be eligible to participate in the Offer and your Eligible Options will be withdrawn and not accepted for exchange. In that case, generally you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.

24.	Offer to Exchange dated April 16, 2009

If you are an employee of ours who works and resides in the United States as of the Commencement Date and, on the Replacement Option Grant Date, you are an employee on a leave of absence protected by statute, then you will be entitled to receive Replacement Options on the Replacement Option Grant Date. If, however, on the Replacement Option Grant Date, you are an employee on a leave that is not protected by statute, the Replacement Options will be issued on the date, if any, that you return to regular employment with us.

Subject to our rights to terminate the offer, discussed in The Offer—Extension of Offer; Termination; Amendment, we will accept promptly after the Expiration Date, all properly tendered Eligible Options that are not validly withdrawn. We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Options. After you deliver an Election Form, you will receive an e-mail confirmation that will confirm your election and state where you can find information regarding the number of Replacement Options that we will grant to you.

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offering Documents, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if, at any time on or after the date hereof and on or before the Expiration Date, as the same may be extended, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel any Eligible Options that you elect to exchange, including:

•	any change or changes in the applicable accounting or tax rules that cause the Offer to subject us to adverse accounting or tax treatment.

•

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•

any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

(c)	materially impair the benefits we believe we will receive from the exchange; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

25.	Offer to Exchange dated April 16, 2009

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

If any of the above events occur, we may:

•	terminate the Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended offer expires;

•	amend the terms of the Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part at any time prior to the Expiration Date, in our sole discretion. Our failure at any time to exercise any of the foregoing rights is not a waiver of any such rights, and our waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

We reserve the right at any time, in our sole discretion, to amend the terms and conditions of the Offer, subject to compliance with applicable federal securities laws. See The Offer—Extension of Offer; Termination; Amendment for more details on our ability to extend, terminate or amend the Offer.

PRICE RANGE OF OUR COMMON STOCK

The Eligible Options subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option, the option holder becomes a holder of our common stock. Our common stock has been publicly traded on The NASDAQ Global Market under the symbol ENTR since December 7, 2007. Prior to such time, there was no public market for our common stock. The following table sets forth the high and low per share sale prices for our common stock as reported by The NASDAQ Global Market for the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2009
Second Quarter (through April 15, 2009)	$1.51	$0.75
First Quarter	1.10	0.42

Fiscal Year Ended December 31, 2008
Fourth Quarter	1.55	0.41
Third Quarter	4.70	1.10
Second Quarter	5.73	3.72
First Quarter	7.67	3.75

Fiscal Year Ended December 31, 2007
Fourth Quarter (from December 7, 2007)	8.46	6.00

On April 15, 2009, the last reported sale price of our common stock on The NASDAQ Global Market was $1.33 per share. We recommend that you obtain current market reports for our common stock before deciding whether to elect to exchange your Eligible Options.

26.	Offer to Exchange dated April 16, 2009

SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS

Consideration

We will issue Replacement Options in exchange for Eligible Options properly tendered and not withdrawn by you and accepted by us for exchange. Each grant of Replacement Options issued in the exchange will represent a right to acquire two-thirds the number of shares of our common stock as the grant of Eligible Options that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the Replacement Option Grant Date, provided the vesting criteria are satisfied.

Subject to the terms and conditions of the Offer, upon our acceptance of your properly tendered options, you will be entitled to receive Replacement Options as described in the section of the Offering Documents entitled The Offer—Replacement Options above and under —Terms of Replacement Options below.

As of March 31, 2009, there were 69,488,675 shares of our common stock outstanding. If we receive and accept tenders from Eligible Participants of all Eligible Options (a total of options to purchase approximately 5,138,874 shares of our common stock) then, subject to the terms and conditions of the Offer, we will grant Replacement Options to purchase a total of approximately 3,426,677 shares of our common stock, or approximately 5% of the total number of shares of our common stock outstanding as of March 31, 2009.

Terms of Replacement Options

Each Replacement Option will be granted under, and be subject to the terms and conditions, of the 2007 Plan and the new stock option agreement between you and us covering the Replacement Option. The form of the new stock option agreement under the 2007 Plan is attached as an exhibit to the Schedule TO.

Some of the terms and conditions of the Replacement Options will vary from the terms and conditions of the Eligible Options that you tender for exchange. In addition to receiving grants of Replacement Options for a smaller number of shares of our common stock than the shares underlying the grants of Eligible Options being exchanged, and a new exercise price for the Replacement Options as described above and elsewhere in the Offering Documents, each Replacement Option will differ from your Eligible Options in a number of significant ways that are described in detail under The Offer—Replacement Options. The Replacement Options will also be granted under the terms of the 2007 Plan, which means that if you have received grants of Eligible Options under either the 2001 Plan or the RF Magic Plan, you will be exchange your rights under the terms of these plans for the terms and conditions of the 2007 Plan. The 2007 Plan materially differs from the 2001 Plan and the RF Magic Plan as follows:

2007 Equity Incentive Plan	2001 Stock Option Plan	RF Magic, Inc. 2000 Stock Incentive Plan

Administration

Our Board has the authority to administer the 2007 Plan. The Board may delegate limited or full administration of the plan to one or more committees or limited administration to one or more officers. Subject to the terms of the 2007 Plan, our Board, authorized committee or authorized officer, referred to as the plan administrator, determines the recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards and the strike price of stock appreciation rights. The Board has the authority to reprice any outstanding stock award under the 2007 Plan, or take any other action that is treated as a repricing under generally accepted accounting principles, without the approval of our stockholders.	Our Board administers the 2001 Plan and has the authority to determine the exercise price of the stock options, the recipients of stock options granted under the 2001 Plan, and the terms, conditions and restrictions applicable to all options granted under the 2001 Plan. Our Board approves the form of option agreement and has authority to accelerate, continue, extend or defer the exercisability of any stock options issued under the 2001 Plan. Our Board may amend or modify the 2001 Plan at any time, provided that no such amendment may adversely affect any then outstanding option without the consent of the optionee. In addition, our Board may amend, modify, extend, cancel or renew any outstanding option or may waive any restrictions or conditions applicable to any outstanding options.	Our Board or a committee authorized by the Board has the authority to administer the RF Magic Plan. Subject to the terms of the RF Magic Plan, our Board or authorized committee, referred to as the plan administrator, determines the recipients, the numbers and types of equity awards to be granted and the terms and conditions of such awards, including the forms of award agreements to be used. The plan administrator also has the authority to reduce the exercise price of outstanding options to the fair market value of the underlying shares if such value has fallen since the date the options were granted and to initiate programs for exchanging outstanding options for options with a lower exercise price without the approval of our stockholders.

27.	Offer to Exchange dated April 16, 2009

2007 Equity Incentive Plan	2001 Stock Option Plan	RF Magic, Inc. 2000 Stock Incentive Plan

Exercise Price and Vesting

The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2007 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Notwithstanding the foregoing, an option may be granted with an exercise price lower than 100% of the fair market value of our common stock if the option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code. Options granted under the 2007 Plan vest at the rate specified by the plan administrator and may vest in unequal periodic installments.

Generally, Eligible Options granted under the 2007 Plan vest at the following rate: 1/4th of the shares vest one year after the vesting commencement date set forth in the grant notice, and an additional 1/48th of the shares vest monthly thereafter over the next three years, provided the option holder’s continuous service has not terminated prior to such dates.

The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 2001 Plan vest at the rate specified by the plan administrator, provided that with the exception of an option granted to an offer, director or consultant, no option will become exercisable at a rate less than 20% per year over a period of five years from the effective date of grant of such option.

Generally, Eligible Options granted under the 2001 Plan vest at the following rate: 1/4th of the shares vest one year after the vesting commencement date set forth in the grant notice, and an additional 1/48th of the shares vest monthly thereafter over the next three years, provided the option holder’s continuous service has not terminated prior to such dates.

The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2007 Plan, provided that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant.

Generally, Eligible Options granted under the 2001 Plan vest at the following rate: 1/4th of the shares vest one year after the vesting commencement date set forth in the grant notice, and an additional 1/48th of the shares vest monthly thereafter over the next three years, provided the option holder continues to be a service provider on the dates of vesting.

28.	Offer to Exchange dated April 16, 2009

2007 Equity Incentive Plan	2001 Stock Option Plan	RF Magic, Inc. 2000 Stock Incentive Plan

Term of Stock Options

The plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of ten years, except in certain cases of termination, as described below. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the option holder may exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship is terminated for cause, then the option terminates immediately. If an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may exercise any vested options for a period of 12 months following the date of termination due to disability or the date of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws, or if a sale of the common stock received upon exercise would violate our Window Period Policy. In no event, however, may an option be exercised beyond the expiration of its term.	In general, the duration of a stock option granted under the 2001 Plan cannot exceed ten years. Unless the terms of an option holder’s option agreement provide otherwise, if an option holder’s relationship with us, or any of our parent or subsidiaries, ceases for any reason other than disability or death, the option holder may exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may exercise any vested options for a period of 12 months following the date of termination due to disability or the date of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.	The plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of ten years, except in certain cases of termination, as described below. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s relationship with us, or any of our parent or subsidiaries, ceases for any reason other than disability or death, the option holder may exercise any vested options for a period of three months following the cessation of service. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may exercise any vested options for a period of 12 months following the date of termination due to disability or the date of death.

Consideration

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a same day sale under Regulation T promulgated by the Federal Reserve Board that results in a receipt of cash, check, or irrevocable instructions to pay the aggregate exercise price to us from the sales proceeds, (c) the tender of common stock previously owned by the option holder, (d) a net exercise of the option and (e) other legal consideration approved by the plan administrator.	Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option include (a) cash, check or cash equivalent, (b) a cashless exercise, including an exercise complying with the provisions of Regulation T promulgated by the Federal Reserve Board, that results in the delivery of irrevocable instructions to a broker providing for the assignment to us of the proceeds of a sale or loan with respect to some or all of the shares of stock acquired upon the exercise of the option, and (c) the surrender of common stock previously owned by the option holder and held for at least six months.	Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option include (a) cash or check, (b) a cashless exercise made under the provisions of a formal program adopted by us, and (c) the surrender of common stock previously owned by the option holder that has been held for at least six months.

29.	Offer to Exchange dated April 16, 2009

2007 Equity Incentive Plan	2001 Stock Option Plan	RF Magic, Inc. 2000 Stock Incentive Plan

Repurchase Rights/Buyout Rights

Not applicable.	To the extent any shares issued under the 2001 Plan are subject to our repurchase rights, we have the right to assign at any time any such repurchase right we may have, whether or not such right is then exercisable, to one or more persons selected by us. Upon request by us, each option holder will execute any agreement evidencing such transfer restrictions prior to the receipt of shares of stock under the 2001 Plan and will promptly present to us any and all certificates representing shares of common stock acquired under the 2001 Plan for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.	The plan administrator may at any time offer to buy out for a payment in cash or shares, an option previously granted, based on such terms and conditions as the administrator establishes and communicates to the option holder at the time that such offer is made.

Transferability

Unless our Board provides otherwise, all stock options are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death. The Board in its sole discretion and in compliance with applicable tax and securities laws may permit transfers upon the optionee’s request.	All incentive stock options are not transferable except by will, the laws of descent or distribution, or to a trust. A nonstatutory stock option may be transferred as permitted in an individual stock option agreement.	All stock options are not transferable except by will or by the laws of descent or distribution.

Dissolution or Liquidation

In the event of a dissolution or liquidation, all outstanding stock awards will terminate immediately prior to the completion of such dissolution or liquidation, other than vested and outstanding shares of common stock not subject to a forfeiture condition or our right of repurchase and except as otherwise provided in a stock award agreement. The shares may be repurchased by us if subject to repurchase rights despite the participant providing Continuous Service.	Not specifically addressed.	In the event of a proposed dissolution, liquidation or sale of all or substantially all of our assets, all unexercised stock options terminate.

Corporate Transactions/Change in Control

In the event of certain corporate transactions, awards under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity or its parent	If we experience a change in control, the surviving or acquiring corporation may assume or substitute substantially similar stock options for the outstanding stock options granted under our 2001 Plan. If	If we experience a change in control, the surviving or acquiring entity may assume or substitute substantially similar stock options for the outstanding stock options or stock purchase rights granted under

30.	Offer to Exchange dated April 16, 2009

2007 Equity Incentive Plan	2001 Stock Option Plan	RF Magic, Inc. 2000 Stock Incentive Plan

company does not assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose service with us or our affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction, provided that under stock awards held by persons other than current participants, we may continue to exercise our reacquisition or repurchase rights notwithstanding the corporate transaction. Our Board of directors also has the discretion to provide for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property that the option holder would have received upon the exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

An option award under the 2007 Plan may vest as to all or any portion of the shares subject to the award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant’s service is terminated actually or constructively within a designated period before or after the occurrence of certain specified change in control transactions. Option awards held by participants under the 2007 Plan will not vest automatically on such an accelerated basis unless specifically provided by the participant’s applicable award agreement or by any other written agreement between us or any affiliate and the participant.

	the surviving or acquiring corporation elects not to assume or substitute for outstanding stock options granted under our 2001 Plan, then stock options held by individuals whose service has not terminated prior to the corporate transaction will be accelerated to the fullest extent provided in the option agreements evidencing such options. Upon consummation of the change in control, all outstanding stock options will terminate to the extent not exercised or assumed by the surviving or acquiring corporation.	the RF Magic Plan. Upon consummation of the corporate transaction, all outstanding stock options and stock purchase rights will terminate to the extent not exercised or assumed by the surviving or acquiring corporation.

Summary of the 2007 Equity Incentive Plan

Stock awards. The 2007 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards, and other forms of equity compensation, or collectively, stock awards. In addition, the 2007 Plan provides for the grant of performance cash awards. Our Board of Directors, a committee delegated by the Board, or an officer delegated by the Board with limited authority to make grants in accordance with the limitations of Delaware law determines the recipients of awards under this plan. Incentive stock options may be granted only to our

31.	Offer to Exchange dated April 16, 2009

employees or employees of our parent or subsidiary corporations. All other awards may be granted to employees, including non-employee directors and consultants.

Share reserve. As of March 31, 2009, 4,742,665 shares were subject to outstanding awards issued under the 2007 Plan. In addition, as of the same date, 7,479,528 shares were reserved for issuance pursuant to future stock awards under the 2007 Plan. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each year, through January 1, 2017, by the lesser of (a) 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (b) 7,692,307 shares or (c) a number determined by our Board of Directors prior to the first day of any calendar year. The reserve will also be increased by any shares of common stock that would have reverted from time to time to the 2001 Plan or the RF Magic Plan but for their termination.

No person may be granted stock awards covering more than 4,615,384 shares of our common stock under the 2007 Plan during any calendar year pursuant to stock options or stock appreciation rights. In addition, no person may be granted a performance stock award covering more than 4,615,384 shares or a performance cash award covering $5,000,000 in any calendar year. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such stock awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The following types of shares under the 2007 Plan may become available for subsequent issuance under the 2007 Plan: (a) shares granted under the 2007 Plan which expire or otherwise terminate, in whole or in part, without being exercised in full, (b) shares forfeited back to or repurchased by us after being issued to a participant pursuant to a stock award because of the failure to meet a contingency or condition required for the vesting of such shares, (c) shares granted under a stock award which is settled in cash and (d) shares of common stock which are cancelled in accordance with our cancellation and regrant provisions. In addition, if any shares are withheld to satisfy payment of taxes, used to pay the exercise price of an option in a net exercise arrangement, or used to pay for a stock appreciation right, the shares not delivered to the participant remain available for subsequent issuance under the plan. Shares issued under the 2007 Plan may be authorized but unissued or required common stock, including shares repurchased by us on the open market. As of March 31, 2009, no shares of our common stock have been issued under the 2007 Plan.

Administration. Our Board of Directors has the authority to administer the 2007 Plan. The Board may delegate limited or full administration of the plan to one or more committees or limited administration to one or more officers. Subject to the terms of the 2007 Plan, our Board, authorized committee or authorized officer, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards and the strike price of stock appreciation rights. The Board has the authority to reprice any outstanding stock award under the 2007 Plan, or take any other action that is treated as a repricing under generally accepted accounting principles, without the approval of our stockholders.

Stock options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2007 Plan, provided that the exercise price of a stock option cannot be less than 100% of the Fair Market Value of our common stock on the date of grant. Notwithstanding the foregoing, an option may be granted with an exercise price lower than 100% of the Fair Market Value of our common stock if the option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code. Options granted under the 2007 Plan vest at the rate specified by the plan administrator and may vest in unequal periodic installments.

The plan administrator determines the term of stock options granted under the 2007 Plan, up to a maximum of ten years, except in certain cases of termination, as described below. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s relationship with us, or any of our Affiliates, ceases for any reason other than for cause, disability or death, the option holder may exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship is terminated for cause, then the option terminates immediately. If an option holder’s service relationship ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may exercise any vested options for a period of 12 months following the date of termination due to disability or the date of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a same day sale under Regulation T promulgated by the Federal Reserve Board that results in a receipt of cash, check, or irrevocable instructions to pay the aggregate exercise price to us from the sales proceeds, (c) the tender of common stock previously owned by the option holder, (d) a net exercise of the option and (e) other legal consideration approved by the plan administrator.

32.	Offer to Exchange dated April 16, 2009

Unless our Board of Directors provides otherwise, all stock options are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An option holder may designate a beneficiary, however, who may exercise the option following the option holder’s death. The Board in its sole discretion and in compliance with applicable tax and securities laws may permit transfers upon the optionee’s request.

Changes to capital structure. In the event that there is a specified type of change in our capital structure, appropriate adjustments will be made to (a) the classes and maximum number of securities reserved under the 2007 Plan, (b) the classes and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (c) the classes and maximum number or securities that may be awarded as stock awards and performance awards, and (d) the classes and maximum number of securities and price per share of stock subject to outstanding stock awards.

Dissolution or liquidation. In the event of a dissolution or liquidation, all outstanding stock awards will terminate immediately prior to the completion of such dissolution or liquidation, other than vested and outstanding shares of common stock not subject to a forfeiture condition or our right of repurchase and except as otherwise provided in a stock award agreement. The shares may be repurchased by us if subject to repurchase rights despite the participant providing Continuous Service.

Corporate transactions. In the event of certain significant corporate transactions, awards under the 2007 Plan may be assumed, continued or substituted for by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity or its parent company elects not to assume, continue or substitute for such stock awards, then (a) with respect to any such stock awards that are held by individuals whose service with us or our Affiliates has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction, provided that under stock awards held by persons other than current participants, we may continue to exercise our reacquisition or repurchase rights notwithstanding the corporate transaction. Our Board of Directors also has the discretion to provide for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property that the option holder would have received upon the exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Changes in control. An option award under the 2007 Plan may vest as to all or any portion of the shares subject to the award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant’s service is terminated actually or constructively within a designated period before or after the occurrence of certain specified change in control transactions. Option awards held by participants under the 2007 Plan will not vest automatically on such an accelerated basis unless specifically provided by the participant’s applicable award agreement or by any other written agreement between us or any Affiliate and the participant.

The above table summarizing the material differences between the 2007 Plan, the 2001 Plan and the RF Magic Plan, and the above description summarizing the material terms of the 2007 Plan are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Entropic Plans and the forms of stock option agreement under such Entropic Plans, each of which has been filed as an exhibit to the Schedule TO. If you would like a copy of any Entropic Plan or the related forms of stock option agreement, please send an e-mail to stockadministration@entropic.com to receive a copy of the Entropic Plans and the forms of stock option agreement thereunder free of charge.

Registration and sale of shares underlying stock options

All of our shares of common stock issuable upon the exercise of stock options have been registered under the Securities Act, on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an Affiliate of Entropic for purposes of the Securities Act, you will be able to sell the shares purchased pursuant to the exercise of your Replacement Options free of any transfer restrictions under applicable U.S. securities laws, subject to the continued effectiveness of the Form S-8 registration statement.

U.S. federal income tax consequences

You should refer to the section entitled The Offer—Material United States Tax Consequences for a discussion of the U.S. federal income tax consequences of the Replacement Options and Eligible Options, as well as the consequences of accepting or rejecting the Offer. If you are a taxpayer of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

33.	Offer to Exchange dated April 16, 2009

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTIONS

The following table sets forth certain information as of March 31, 2009 regarding the outstanding options granted under the Entropic Plans that are held by each of our non-employee directors and executive officers. As of the close of business on March 31, 2009, our non-employee directors and executive officers (13 persons) as a group held unexercised options outstanding under the Entropic Plans to purchase a total of 3,019,038 shares of our common stock, which represented approximately 30% of the shares subject to all options outstanding under the Entropic Plans as of the same date. As of the close of business on March 31, 2009, our executive officers as a group held Eligible Options to purchase a total of 1,530,380 shares of our common stock covering approximately 30% of the shares subject to all Eligible Options as of the same date. Non-employee members of our Board of Directors will not be eligible to participate in the Offer and therefore none of them hold Eligible Options.

The percentages shown in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock that are outstanding under the Entropic Plans as of March 31, 2009. As of that date, there were outstanding options to purchase 4,719,915, 3,717,700 and 1,550,011 shares of our common stock under the 2007 Plan, the 2001 Plan and the RF Magic Plan, respectively.

Name and Principal Position	Number of Shares Subject to Outstanding Options under Entropic Plans	Number of Shares Subject to Eligible Options	Percentage of Total Shares Subject to Eligible Options
Patrick Henry Chief Executive Officer, President and Director	909,802	707.691	14%
David Lyle Chief Financial Officer	422,836	100,000	2%
Itzhak Gurantz Chief Technology Officer	346,922	193,076	4%
Vinay Gokhale Senior Vice President, Marketing and Business Development	300,000	0	0%
Lance Bridges Vice President and General Counsel	100,000	100,000	2%
Michael Economy Vice President of Worldwide Sales	171,537	171,537	3%
Timothy Pappas Vice President of Operations	151,538	151,538	3%
Kurt Noyes Vice President, Finance	217,716	106,538	2%
Umesh Padval Chairman of the Board of Directors	80,461	—	—
Thomas Baruch Director	63,845	—	—
Amir Mashkoori Director	111,230	—	—
Kenneth Merchant Director	111,230	—	—
John Walecka Director	31,921	—	—

*	Less than one percent.

The business address of each director and executive officer is: c/o Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, and the business telephone number of each director and executive officer is (858) 768-3600.

During the past 60 days, we have not issued any Eligible Options and no Eligible Options have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers, nor any Affiliate of ours, engaged in transactions involving Eligible Options during the past 60 before and including the commencement of the Offer.

34.	Offer to Exchange dated April 16, 2009

Except as otherwise described in the Offer Documents or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 9, 2009, our Annual Report, and other than the provisions of our 2007 Employee Stock Purchase Plan, outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under an Entropic Plan or the 2007 Non-Employee Directors’ Stock Option Plan, and the terms of our executive officers’ employment offer letters and change of control agreements with us, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

STATUS OF ELIGIBLE OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

The Offer is intended to restore competitive and appropriate equity incentives for our employees (including executive officers) and to reduce our existing “overhang” of unexercised stock options. Many of the Eligible Option Grants have been underwater for an extended period of time and, therefore, have not been exercised. As a result, we have developed a significant stock option “overhang” consisting of options that we believe are not serving their intended incentive-related purpose. Since the exchange ratio of shares subject to grants of Eligible Options to shares subject to grants of Replacement Options is three-to-two, if all Eligible Options are tendered in this Offer, Eligible Options covering an aggregate of 5,138,874 shares of our common stock as of March 31, 2009 would be surrendered and cancelled and Replacement Options covering 3,426,677 shares of our common stock would be issued.

Eligible Options that we accept for exchange pursuant to the Offer will be canceled upon the expiration of the Offer and the common stock underlying such grants will be available for regrant under the 2007 Plan, including grants for Replacement Options to be issued in exchange for such Eligible Options.

We account for stock-based compensation pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R generally requires companies to measure the cost of employee services received in exchange for an award of equity instruments (such as stock options and restricted stock) based on the grant-date fair value of the award, and to recognize that cost over the period during which the employee is required to provide service (usually the vesting period of the award). Under SFAS 123R, we will also recognize any incremental compensation cost of the Replacement Options granted in the Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of Replacement Options granted to Eligible Participants in exchange for exchanged Eligible Options, measured as of the date the Replacement Options are granted, over the fair value of the exchanged Eligible Options, measured immediately prior to the exchange. This incremental compensation cost will be recognized ratably over the vesting period of the Replacement Options. In the event that any of the Replacement Options are forfeited prior to their vesting due to termination of the Continuous Service of the option holder, the incremental compensation cost for the forfeited options will not be recognized.

The amount of this compensation cost will depend on a number of factors, including:

•	The exercise price per share of the Replacement Options issued in the Offer;

•	The level of participation by Eligible Participants in the Offer; and

•	The exercise price per share of Eligible Options canceled in the Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the compensation cost that will result from the Offer.

LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of Replacement Options as contemplated by the Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Replacement Options as contemplated herein. We cannot assure you that any such approval or other action, if needed, would be obtained. Our obligation under the Offer to accept tendered Eligible Options for exchange and to issue Replacement Options for your Eligible Options would be subject to obtaining any such governmental approval. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in The Offer—Conditions of the Offer.

35.	Offer to Exchange dated April 16, 2009

MATERIAL UNITED STATES TAX CONSEQUENCES

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLAN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR

The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options for Replacement Options pursuant to this Eligible Offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

We believe the exchange of Eligible Options for Replacement Options pursuant to the Offer will be treated as a non-taxable exchange. If you exchange outstanding incentive stock options or nonstatutory stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

Replacement Options

If you participate in the Offer, you will not recognize any income or be subject to income tax withholding upon receipt of your Replacement Options. All of the Replacement Options will be nonstatutory stock options. As a result, on the date or dates when you exercise your Replacement Options and receive shares of common stock, you generally will recognize ordinary income equal to the excess of the fair market value of the shares on the date the Replacement Option was exercised over the Replacement Option’s exercise price for those shares.

When shares are delivered to you upon exercise of your Replacement Options, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may require you to satisfy any applicable tax withholding requirements, through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations, if any. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you upon exercise of your Replacement Options.

Stock Options

If you participate in the Offer, your Eligible Options will be exchanged for Replacement Options. All Replacement Options will be granted as nonstatutory stock options. By participating in the Offer you may cause Eligible Options that were incentive stock options to be exchanged for nonstatutory stock options. So that you are able to compare the tax consequences of new Replacement Options to that of your Eligible Option Grants, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

If an option holder sells the common stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

36.	Offer to Exchange dated April 16, 2009

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Nonstatutory Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which tax withholding will be required.

Early Exercisability

Some of the Eligible Options may contain a feature, known as an “early exercise” feature, that permits the holder to exercise the options before the vesting dates. The Replacement Options will not have this feature. If you exercise Eligible Options containing the early exercise feature before the options vest, then you generally will not recognize income until the underlying shares become vested, at which time you will recognize ordinary compensation income (or, in the case of incentive stock options, alternative minimum taxable income), equal to the excess, if any, of the fair market value of the shares on the date they become vested over the exercise price paid. You may, however, file an election with the Internal Revenue Service, within 30 days of your receipt of the shares of common stock, to recognize ordinary compensation income (or, in the case of incentive stock options, the alternative minimum taxable income), as of the date of exercise, equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price paid.

WE ADVISE ALL ELIGIBLE PARTICIPANTS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

IN ADDITION, IF YOU ARE SUBJECT TO TAX IN A COUNTRY OTHER THAN THE U.S., YOU SHOULD BE AWARE THAT THERE MIGHT BE TAX AND SOCIAL INSURANCE CONSEQUENCES THAT MAY APPLY TO YOU. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR ADVISORS TO DISCUSS THE CONSEQUENCES OF PARTICIPATING IN THE OFFER.

EXTENSION OF OFFER; TERMINATION; AMENDMENT

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in The Offer—Conditions of the Offer has occurred or is determined by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any Eligible Options. If we elect to extend the period of time during which the Offer is open, we will

37.	Offer to Exchange dated April 16, 2009

give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Eligible Options elected to be exchanged if any of the events listed in The Offer—Conditions of the Offer occurs prior the Expiration Date, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination or postponement. Our reservation of the right to delay our acceptance and cancellation of Eligible Options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the surrendered Eligible Options promptly after we terminate or withdraw the Offer. If we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled Expiration Date but before the extended Expiration Date under the extended offer, that option would not be eligible for exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in The Offer—Conditions of the Offer has occurred or is deemed by us to have occurred, to amend the Offer prior to the Expiration Date in any respect, including increasing or decreasing the consideration offered in the Offer to Eligible Participants, changing the terms of the Replacement Options or modifying the criteria for which options constitute Eligible Options.

The minimum period during which the Offer will remain open following changes in the terms of the Offer or in the information concerning the Offer will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the terms of the Replacement Options being offered by us for the Eligible Options in the Offer, the Offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least five business days, or such longer period as may be required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

FEES AND EXPENSES

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to the Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Offer.

INFORMATION ABOUT US

General

We were incorporated in Delaware in January 2001. Our principal executive offices are located at 6290 Sequence Drive, San Diego, California 92121, and our telephone number is (858) 768-3600. Our website is located at www.entropic.com. Information contained in or accessible from our website is not a part of the Offer Documents.

We are a leading fabless semiconductor company that designs, develops and markets systems solutions to enable connected home entertainment. Our technologies significantly change the way high-definition television-quality video, or HD video, and other multimedia content such as movies, music, games and photos are brought into and delivered throughout the home. We are a pioneer of key technologies that enable connected home networking of digital entertainment over existing coaxial cable. We are a founding member of the Multimedia over Coax Alliance, a global home networking consortium that sets standards for the distribution of video and other multimedia entertainment over coaxial cable. Our products allow telecommunications carriers, cable multiple service operators and DBS service providers, which we collectively refer to as service providers, to enhance and expand their service offerings and reduce deployment costs in an increasingly competitive environment.

In March 2009, we started implementing a restructuring plan to better position the Company to operate in current market and financial conditions and more closely align operating expenses with revenues. As part of our restructuring plan, we reduced our worldwide work force by approximately 18%, have closed our location in Kfar Saba, Israel, and are in the process of closing our location in Nice, France. We also suspended further development of our advanced network processor architecture and an associated product, which was being staffed out of Kfar Saba. The network processor architecture would have been part of a future product

38.	Offer to Exchange dated April 16, 2009

offering from the Company for home networking applications. We expect to pursue collaborations or partnerships with third parties as an alternative to developing this technology in-house.

Financial Information

The financial information included in our Annual Report is incorporated herein by reference. Please see The Offer—Additional Information below for instructions on how you can obtain copies of our SEC filings, including our Annual Report. A summary of certain financial information in these reports is attached as Schedule A to the Offer Documents and should be read in conjunction with our consolidated financial statements and the notes thereto and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, each of which is included in our Annual Report.

ADDITIONAL INFORMATION

We have filed with the SEC a Tender Offer Statement on Schedule TO under Section 14(d)(1) or 13(e)(1) of the Exchange Act with respect to the Offer. The Offer Documents, which constitute a part of the Schedule TO, do not contain all of the information set forth in the Schedule TO or the exhibits which are part of the Schedule TO. For further information with respect to us and the Offer, we refer you to the Schedule TO and the exhibits and schedules filed as a part of the Schedule TO. We recommend that your review the Schedule TO, including its exhibits, before making a decision on whether to tender your stock options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on February 23, 2009; and

•	our Current Reports on Form 8-K filed with the SEC on January 15, 2009, March 24, 2009 and April 6, 2009 (excluding information therein which is deemed furnished and not filed); and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 20, 2007, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for these filings is 001-33844. You may read and copy any document we file with the SEC, including the documents listed above, at the SEC’s Public Reference Room at 100 F. Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s website at www.sec.gov. We will furnish without charge to each Eligible Participant, on his or her written or oral request, a copy of the Offer Documents or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). You should direct any request for documents to:

Entropic Communications, Inc.

6290 Sequence Drive

San Diego, California 92121

Attn: Suzanne Zoumaras

E-mail: stockadministration@entropic.com

Telephone: (858) 768-3838

(Please call between the hours of 9:00 a.m. and 5:00 p.m. Pacific Time)

As you read the documents listed in this section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer Documents, you should rely on the statements made in the most recent document. The information about us contained in the Offer Documents should be read together with the information contained in the documents to which we have referred you.

MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Offer violates applicable law. If we become aware of any jurisdiction where the making of the Offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Eligible Participants residing in such jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer from us is limited to the Offer Documents and the Tender Offer Statement on Schedule TO.

39.	Offer to Exchange dated April 16, 2009

We cannot guarantee that, subsequent to the Replacement Option Grant Date, the per share market price of shares of our common stock will increase to a price that is greater than the exercise price of the Replacement Options. We encourage you to review the section of the Offer Documents entitled Risk Factors and the risk factors contained in our Annual Report before you decide whether to participate in the Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE OFFER DOCUMENTS OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN OFFER DOCUMENTS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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40.	Offer to Exchange dated April 16, 2009

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR REPLACEMENT OPTIONS

QUESTIONS AND ANSWERS

These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an exercise price greater than $1.25 per share. The following are answers to some questions you may have about this Offer. The meanings of capitalized terms used but not defined in this Questions and Answers can be found in the Glossary of Terms Used in the Offer Documents beginning on page v of the Offer Documents.

The following Questions and Answers are comprised of the following sections:

•	General overview of this Offer;
•	Eligibility to participate in this Offer;
•	How this Offer works;
•	Tax questions; and
•	Timeline for this Offer.

Where appropriate, we have included in some of the answers below references to sections contained elsewhere in the Offer Documents where you can find a more complete discussion of the same topic. These Questions and Answers are to be read in conjunction with the Offer to Exchange Certain Outstanding Options for Replacement Options, of which they are a part. We encourage you to read carefully this summary section and the remainder of the Offer Documents. The Offer is made subject to the terms of the Offer Documents, as they may be amended.

GENERAL OVERVIEW OF THE OFFER

Q1:    What is the purpose of the Offer?

A1:    We grant stock options to employees of Entropic Communications, Inc. in an effort to recognize their contributions to our business and to align their interests with the future success of our business. Due to the weakened economy and its impact on our stock price, a significant portion of the outstanding stock options granted under the Entropic Plans are “underwater,” meaning that they have an exercise price that is higher (in some cases significantly higher) than the current market price of our common stock. By participating in the Offer, you can exchange your Eligible Options for Replacement Options that may have a lower exercise price and, therefore, possibly greater value and appreciation potential. We believe this will create better incentives for our employees to remain with us and contribute to achieving our long-term strategic and business objectives. See The Offer—Purpose of the Offer.

Q2:    What stock options can I exchange for Replacement Options in the Offer?

A2:    Only Eligible Options may be exchanged for Replacement Options in the Offer. For a stock option to be an Eligible Option, it must be outstanding and (i) have been granted under an Entropic Plan prior to the Commencement Date, whether vested or not; (ii) have an exercise price greater than $1.25 per share; (iii) have a term that expires after the Replacement Option Grant Date; and (iv) not have expired or terminated or been exercised prior to the Replacement Option Grant Date. Outstanding stock options to purchase shares of our common stock with exercise prices equal to or lower than $1.25 per share may not be exchanged for Replacement Options in the Offer. See The Offer—Eligible Participants and Eligible Options.

Q3:    Are any stock options not granted under an Entropic Plan considered Eligible Options?

A3:    No, only outstanding stock options that have been granted under one of the Entropic Plans are considered Eligible Options. Consequently, stock options that Entropic might have issued outside of one of the Entropic Plans or assumed as a result of a merger or acquisition (excluding the RF Magic Plan), ARE NOT considered Eligible Options.

Q4:    Are you making any recommendation regarding my participation in the Offer?

A4:    No. Neither Entropic nor our Board of Directors is making any recommendation as to whether you should or should not participate in the Offer. Rather, we are providing information in the Offer Documents and the Schedule TO to assist you in making your own informed decision. You should speak to your own outside legal counsel, accountant or financial advisor for further advice. No one from Entropic is, or will be, authorized to provide you with additional information in this regard. You should read the Offer Documents and the Schedule TO carefully, including the section Risk Factors beginning on page 9.

41.	Offer to Exchange dated April 16, 2009

Q5:    What if I am not sure of how many Eligible Options I have and what their exercise prices are?

A5:    You may request a listing of your Eligible Options from the our Human Resources Department by contacting Human Resources at stockadministration@entropic.com.

Q6:    How many Replacement Options will I receive for my Eligible Options in the Offer?

A6:    The exchange ratio of shares subject to each grant of Eligible Options to shares subject to each grant of Replacement Options is three-to-two. If you participate in the Offer and we exchange your Eligible Options, you will receive a grant of Replacement Options to acquire two shares of our common stock for every three shares of unexercised common stock underlying your grant of Eligible Options at the time of the exchange, rounded up to the nearest whole share.

For example, if you are an Eligible Participant and you elect to exchange one Eligible Option grant under which you have the right to purchase up to 1,600 shares of our common stock, you will receive one Replacement Option grant under which you will have the right to purchase up to 1,067 shares of our common stock. See The Offer—Replacement Options—Exchange Ratio.

Q7:    Can I exchange only a portion of my Eligible Options?

A7:    It depends on whether you hold multiple grants of Eligible Options. You may exchange one or more of your outstanding grants of Eligible Options for Replacement Options. However, you cannot exchange part of any particular Eligible Option grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option grant that you tender in response to the Offer.

Q8:    Will the vesting schedule for Replacement Options be different than the vesting schedule for my Eligible Options?

A8:    Yes. All Replacement Options will be subject to a new vesting schedule, determined on a grant-by-grant basis. Replacement Options issued in the exchange will be granted under our 2007 Plan and will be completely unvested at the time they are granted, even if the Eligible Option grant exchanged in the Offer was fully or partially vested. An Eligible Option grant is considered to be separate from another Eligible Option grant that is granted on the same day if these grants have been assigned different grant numbers. If the stock option agreement governing your Eligible Options provides for an acceleration of vesting upon a Change in Control and such acceleration of vesting provision is not otherwise set forth in any employment offer letter or change of control agreement between you and the Company, the stock option agreement governing the corresponding Replacement Options will provide for acceleration of vesting at the same rate as set forth in the stock option agreement for the Eligible Options exchanged.

If a Change in Control does not occur on or prior to the Cliff Vesting Date (i.e., the one-year anniversary of the Replacement Option Grant Date), then, subject to the terms of the 2007 Plan, the new vesting schedule of the Replacement Options will be determined by adding 12 months to each vesting date (including vesting dates that have already occurred and vesting dates that are scheduled to occur in the future) under the current vesting schedule of the Eligible Options being exchanged. However, in no event will any Replacement Options vest sooner than the Cliff Vesting Date. An alternative way of thinking about this is that if you participate in the Offer, the vesting and exercisability of your options will be “suspended” for 12 months and, at the end of such 12-month period, you will be able to exercise the same percentage of your options that had vested prior to the suspension but you will receive a smaller number of options. In addition, if the Cliff Vesting Date falls on a day that is not within an open “window period” under our Window Period Policy, you will not be able to exercise any vested Replacement Options until the “window” opens, whether or not you are subject to the Window Period Policy at the end of such period. Notwithstanding the foregoing, if your Continuous Service (as defined in the 2007 Plan) terminates after the Cliff Vesting Date and any portion of your vested Replacement Options are not exercisable because the Cliff Vesting Date falls on a day that is not within an open “window period”, then your post-service exercise period will be extended, but not beyond the maximum term of the Replacement Option, for any period during which you are so prevented from exercising your Replacement Option.

If a Change in Control occurs on or prior to the Cliff Vesting Date, then, subject to the terms of our 2007 Plan, the initial vesting of the Replacement Options will take place immediately prior to the effective time of a Change in Control (the “Change in Control Vest Date”), subject to the following:

•

if an Eligible Option grant tendered for exchange is completely unvested as of the date it was cancelled, 25% of the Replacement Options that replace such Eligible Option grant will become vested on the Change in Control Vest Date; and

•

if the Eligible Option grant tendered for exchange is partially vested as of the date it was cancelled, the percentage of the Replacement Options that will become vested on the Change in Control Vest Date will be equal to the percentage of the Vested Eligible Options.

42.	Offer to Exchange dated April 16, 2009

Commencing on the first month following the Change in Control Vest Date, the Replacement Options that had not vested as of the Change in Control Vest Date will vest in a specified number of equal monthly installments equivalent to the number of installments over which the Unvested Eligible Options would have vested prior to their cancellation.

Vesting generally will be conditioned on your Continuous Service through each applicable vesting date. If you exchange one or more Eligible Options for Replacement Options and your Continuous Service terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options that remain unvested at the time your Continuous Service terminates. If your Continuous Service terminates for any reason before the earlier of the Cliff Vesting Date or the effective time of a Change in Control, then you will forfeit all of the Replacement Options you have received.

For information about the vesting of Replacement Options, see The Offer—Replacement Options—New Vesting Schedule.

Q9:    What is the “window period” and when is the “window” open?

A9:    The “window period” refers to the period under our current Window Period Policy during which directors, officers and certain other employees of the Company may buy and sell shares of our common stock. Under our policy, the “window period” commences when the stock market opens for trading on the morning of the third business day after general public release of our annual or quarterly revenues through the day one month before the end of the quarter (or if such day is not a business day, then the immediately preceding business day). This “window” may be closed early or may not open if, in the judgment of our Chief Executive Officer, Chief Financial Officer and/or General Counsel, there exists undisclosed information that would make trades by directors, officers and such other designated employees of the Company inappropriate.

Q10:    Why are you restarting the vesting period rather than keeping the same vesting schedule as my Eligible Options?

A10:    We have designed the Offer to create potential value for the Eligible Participants and to provide the Company with an important retention tool. To serve its purpose as a retention tool, we are extending the vesting schedule as described in A8 above. Each Replacement Option will expire on the date that the Eligible Option exchanged would have expired, but if you cease providing Continuous Service, the Replacement Option will expire earlier.

Q11:    How long is the Offer open?

A11:    The Offer will be open during the Offering Period, which commenced on April 16, 2009 and is expected to end at 5:00 p.m., Pacific Time, on May 14, 2009, unless we extend the Offering Period.

Q12:    Can Entropic extend the period the Offer is open?

A12:    Under federal securities law, the Offering Period of the Offer must remain open for at least 20 business days. We may, in our discretion, extend the length of the Offering Period. If we extend the Offering Period, we will notify you about the new Expiration Date by issuing a press release, e-mail or other form of communication disclosing the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. We may also amend or, under certain circumstances, terminate the Offer prior to the Expiration Date. See The Offer—Extension of Offer; Termination; Amendment for more information.

Q13:    When will I receive my Replacement Options?

A13:    All Eligible Options properly tendered into the Offer will be cancelled on the Expiration Date, which is scheduled to take place at 5:00 p.m. Pacific Time, on May 14, 2009, unless we extend the Offer, and all Replacement Options will be granted on the Replacement Option Grant Date, which is the first business day after the Expiration Date. Unless we extend the Expiration Date, this would mean all Replacement Options will be granted on May 15, 2009.

Q14:    What happens if, after the Replacement Option Grant Date, my Replacement Options end up being “underwater”?

A14:    We can provide no assurance as to the possible price of the shares of our common stock at any time in the future. We have no present plans or intention of offering Eligible Participants or any other employees another opportunity to exchange “underwater” options for replacement options in the future.

Q15:    Will the Offer affect my receipt of future awards of stock options?

A15:    Your participation in the Offer will not affect your eligibility to receive grants of stock options in the future. While we anticipate that we will continue to make periodic grants of stock options, you should recognize that all stock option grants are at the discretion of Entropic’s Board of Directors or Compensation Committee.

43.	Offer to Exchange dated April 16, 2009

ELIGIBILITY TO PARTICIPATE IN THE OFFER

Q16:    Who can participate in the Offer?

A16:    You are eligible if you meet ALL four of the following criteria:

•	You are an Entropic employee on the date the Offer commences;
•	You hold one or more Eligible Options;
•	You work and reside in the United States; and
•	You continue to be an employee of Entropic on the Expiration Date (which is currently set to be May 15, 2009, unless we extend or terminate the Offer).

Employees who work or reside outside the United States, non-employee directors and consultants are not eligible to participate in the Offer. See The Offer—Eligible Participants and Eligible Options.

Q17:    Is the Offer being made outside of the United States?

A17:    No. The Offer is only being made available to Eligible Participants who work and reside in the United States.

Q18:    Will I still be eligible to participate in the Offer if I am no longer employed by Entropic on the Expiration Date?

A18:    No. If you are no longer employed by Entropic on the Expiration Date (as it may be extended), you will no longer be eligible to participate in the Offer and any Eligible Options previously tendered by you for exchange will be withdrawn from the Offer.

For example, if you tender your Eligible Options into the Offer on April 20, 2009 and your employment with us ends on April 30, 2009, you will no longer be eligible to participate in the Offer, and your Eligible Options will be withdrawn and remain subject to their existing terms and conditions. See The Offer—Eligible Participants and Eligible Options and The Offer—Expiration Date and Replacement Option Grant Date for more information.

Q19:    What if I am on an authorized leave of absence or working as a part-time employee during the Offering Period?

A19:    If you are on an authorized leave of absence, you will still be able to participate in the Offer. If you exchange your Eligible Options while you are on an leave of absence that is protected by statute before the Expiration Date, you will be entitled to receive Replacement Options on the Replacement Option Grant Date as long as you meet the eligibility requirements described above. If, however, on the Replacement Option Grant Date, you are an employee on a leave of absence that is not protected by statute, the Replacement Options will be issued on the date, if any, that you return to regular employment with us. Part-time Entropic employees are also eligible to participate in the Offer. See The Offer—Acceptance of Eligible Options for Exchange and Cancellation and Issuance of Replacement Options for more information.

HOW THE OFFER WORKS

Q20:    What is the period during which I can exchange my Eligible Options?

A20:    The Offer will be open during the Offering Period, which commenced on April 16, 2009 and ends at 5:00 p.m., Pacific Time, on May 14, 2009, unless we extend the Offering Period.

Q21:    How long do I have to decide whether to participate in the Offer?

A21:    You may tender Eligible Options for exchange in the Offer at any time during the Offering Period, including during any extension of the Offering Period. The Offering Period commenced on April 16, 2009 and is scheduled to expire at 5:00 p.m., Pacific Time, on May 14, 2009. Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period at any time. If we extend the Offer, we will notify you about the new Expiration Date by issuing a press release, e-mail or other form of communication disclosing the new Expiration Date no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled Expiration Date. See The Offer—Extension of Offer; Termination; Amendment for more information.

Q22:    How do I tender my Eligible Options in the Offer?

A22:    Included in the Offer Documents is an Election Form that you can use to participate in the Offer. To submit an Election form, you must properly complete the Election Form that you have received and submit your Election Form by: (i) sending a PDF copy of your completed and signed Election Form via e-mail to stockadministration@entropic.com; (ii) faxing a copy of your completed and signed Election Form to the attention of Suzanne Zoumaras at (858) 546-2411; or (iii) delivering or sending your completed and

44.	Offer to Exchange dated April 16, 2009

signed Election Form by hand, registered mail or courier to Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Suzanne Zoumaras.

No matter how you submit your Election Form, it is your responsibility to ensure that it is received by the designated person indicated above by or before the Expiration Date. See The Offer—Procedures for Tendering Eligible Options for more information.

The submission of an Election Form does not mean that your Eligible Options are then accepted for the transaction contemplated by the Offer. We expect to accept all properly tendered Eligible Options at the end of the Offering Period, subject to our right to extend, amend, withdraw or terminate the Offer. See The Offer—Extension of Offer; Termination; Amendment for more information.

Q23:    Do I need to return the stock option agreements relating to my Eligible Options?

A23:    No. If you wish to participate in the Offer, you do not need to return your stock option agreements relating to your Eligible Options. They will be automatically canceled if we exchange your Eligible Options for Replacement Options.

Q24:    May I change my mind after I tender my Eligible Options into the Offer?

A24:    Yes. You may change your mind and withdraw your Eligible Options from the Offer at any time prior to the Expiration Date. You may also re-tender previously withdrawn Eligible Options at any time prior to the Expiration Date. While you may change your mind as many times as you wish, you will be bound by the last properly submitted Election Form or Notice of Withdrawal we receive before the end of the Offering Period. If we extend the Expiration Date, you may submit an Election Form or Notice of Withdrawal at any time until the extended offer expires.

Included in the Offer Documents is a Notice of Withdrawal that you can use to withdraw Eligible Options previously tendered into the Offer. To submit a Notice of Withdrawal, you must: (i) sending a PDF copy of your completed and signed Notice of Withdrawal via e-mail to stockadministration@entropic.com; (ii) faxing a copy of your completed and signed Notice of Withdrawal to the attention of Suzanne Zoumaras at (858) 546-2411; or (iii) delivering or sending your completed and signed Notice of Withdrawal by hand, registered mail or courier to Entropic Communications, Inc., 6290 Sequence Drive, San Diego, California 92121, Attention: Suzanne Zoumaras.

No matter how you submit your Election Form or Notice of Withdrawal, it is your responsibility to ensure that it is received by the designated person indicated above by or before the Expiration Date. See The Offer—Change in Election for more information.

Q25:    Are there any differences between the Replacement Options and my previously granted Eligible Options?

A25:    Yes. Each Replacement Option will differ from your Eligible Options in the following ways:

•	The exercise price of each Replacement Option will be equal to the Fair Market Value of our common stock on the Replacement Option Grant Date.

•

For every grant of Eligible Options that you exchange, you will receive a grant of Replacement Options to acquire two shares of our common stock for every three shares of unexercised common stock underlying the Eligible Option grant.

•

Regardless of whether your Eligible Options are partially or fully vested, each Replacement Option will have a new vesting schedule as described in A8. In particular, none of the Replacement Options will be vested on the Replacement Option Grant Date and vesting in the Replacement Options is conditioned on your Continuous Service with Entropic through each applicable vesting date.

•	Each Replacement Option will be a nonstatutory stock option issued under the 2007 Plan, even if the Eligible Option exchanged was an incentive stock option.

•

Each Replacement Option may be exercised only to the extent it has vested (i.e., the Replacement Options cannot be “early exercised”) even if the stock option agreement governing the Eligible Option exchanged permitted “early exercise” of the option.

•	Each Replacement Option will terminate immediately upon the termination of your Continuous Service for cause.

For more information, see The Offer—Replacement Options, The Offer—Terms of Replacement Options and The Offer—Material United States Tax Consequences.

45.	Offer to Exchange dated April 16, 2009

Q26:    Does the Offer include both vested and unvested options?

A26:    Yes, to participate in the Offer you must tender for exchange all of the Eligible Options associated with each stock option grant, including vested and unvested portions of each option grant. If you have multiple grants of Eligible Options, you may tender some but not all of your Eligible Option grants for Replacement Options. However, you cannot exchange part of any particular Eligible Option grant and keep the balance; rather, you must exchange the entire unexercised portion of each Eligible Option grant that you tender in response to the Offer. If you have exercised an option under a particular grant or do so before the Replacement Option Grant Date, it is no longer outstanding and therefore is no longer an Eligible Option, but the remaining unexercised shares underlying the option grant will remain eligible for the Offer, assuming all other conditions of the Offer are satisfied. See The Offer—Conditions of the Offer for more information.

Q27:    Do I have to participate in the Offer?

A27:    No. Your participation in the Offer is completely voluntary.

Q28:    What happens to my Eligible Options if I elect not to participate in the Offer?

A28:    The Offer will have no effect on your Eligible Options if you elect not to participate in the Offer. If you choose not to participate, you will keep any Eligible Options, you will not receive any Replacement Options under the Offer, and no changes will be made to the terms of your Eligible Options as a result of the Offer.

Q29:    If I exchange my Eligible Options for Replacement Options, am I giving up my rights to the Eligible Options?

A29:    Yes. Your Eligible Options will be canceled and replaced with the Replacement Options.

Q30:    Can I exchange the remaining options under a stock option agreement that I have already partially exercised?

A30:    Yes. If you previously partially exercised options under a stock option agreement, you may elect to exchange the remaining unexercised Eligible Options under the Offer. The exercised options are no longer outstanding, and are not eligible to be exchanged in the Offer.

Q31:    Are there any conditions to the Offer?

A31:    Yes. The completion of the Offer is subject to a number of customary conditions that are described under The Offer—Conditions of the Offer. If any of the conditions listed in that section are not satisfied, we will not be obligated to accept and exchange tendered Eligible Options, although we may do so at our discretion.

Q32:    Who can I talk to if I have questions about the Offer?

A32:    You should direct your questions to Suzanne Zoumaras (858-768-3838; stockadministration@entropic.com).

TAX QUESTIONS

Q33:    Will I owe taxes if I exchange my Eligible Options in the Offer?

A33:    Based on current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange on the Replacement Option Grant Date. However, you generally will have taxable income upon exercise of your Replacement Options in an amount equal to the excess of (i) the fair market value of the shares acquired on the date of exercise over (ii) the exercise price paid, at which time there generally will be a tax withholding obligation. We will require that you satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying shares of our common stock through a sell-to-cover arrangement, or otherwise, as is done with existing options. You may also have taxable income when you sell the shares issued upon exercise of the Replacement Options. See The Offer—Material United States Tax Consequences for more information.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in the Offer. If you are an Eligible Participant who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you.

46.	Offer to Exchange dated April 16, 2009

TIMELINE FOR THE OFFER

Q34:    What is the expected timeline of the Offer?

A34:    We currently expect the timeline of the Offer to be:

Date and Time	Event
April 16, 2009	Offering Period begins.

May 14, 2009	Offering Period ends at 5:00 p.m., Pacific Time. Eligible Options tendered for exchange pursuant to the Offer are cancelled.

May 15, 2009	Replacement Options are granted, with the exercise price to be the last reported per share sale price of our common stock on The NASDAQ Global Market (this date may change at our discretion).

We may change the expiration date and time of the Offering Period at our discretion. See The Offer—Extension of Offer; Termination; Amendment for more information.

47.	Offer to Exchange dated April 16, 2009

SCHEDULE A

SELECTED FINANCIAL DATA

The selected financial data set forth below is derived from our audited consolidated financial statements and may not be indicative of our future operating results. The following selected financial data should be read in conjunction with our consolidated financial statements and related notes thereto and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, each of which is included in our Annual Report which is incorporated by reference in the Offer Documents.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues	$146,033	$122,545	$41,471	$3,719	$358
Cost of net revenues(1)	79,411	76,196	31,099	1,979	149

Gross profit	66,622	46,349	10,372	1,740	209
Operating expenses:
Research and development(1)	55,769	35,235	11,601	9,574	8,984
Sales and marketing(1)	16,262	10,348	4,112	2,247	1,560
General and administrative(1)	12,752	8,685	2,192	1,846	1,482
Write off of in-process research and development	1,300	21,400	—	—	—
Amortization of intangible assets	2,735	2,634	—	—	—
Restructuring charges	1,259	—	—	—	—
Impairment of goodwill and intangible assets	113,193	—	—	—	—

Total operating expenses	203,270	78,302	17,905	13,667	12,026

Loss from operations	(136,648)	(31,953)	(7,533)	(11,927)	(11,817)
Other income (expense), net	229	31	482	(269)	157
Income tax (benefit) provision	(49)	44	—	—	—

Net loss	(136,370)	(31,966)	(7,051)	(12,196)	(11,660)
Accretion of redeemable convertible preferred stock	—	(118)	(126)	(89)	(85)

Net loss attributable to common stockholders	$(136,370)	$(32,084)	$(7,177)	$(12,285)	$(11,745)

Net loss per share attributable to common stockholders—basic and diluted	$(2.01)	$(2.47)	$(1.66)	$(3.70)	$(4.25)

Weighted average number of shares used to compute net loss per share attributable to common stockholders	67,733	13,011	4,325	3,317	2,761

(1)	Includes stock-based compensation as follows:

	Years Ended December 31,
	2008	2007	2006*	2005	2004
	(in thousands)
Cost of net revenues	$251	$159	$—	$—	$—
Research and development	7,048	3,141	116	—	—
Sales and marketing	2,334	1,174	56	6	2
General and administrative	3,854	2,044	51	20	11

Total stock-based compensation expense	$13,487	$6,518	$223	$26	$13

*	We adopted the fair value recognition and measurement provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, using the prospective transition method. For periods prior to January 1, 2006, we followed the intrinsic value recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. For further information, see note 1 to the notes to consolidated financial statements included in our Annual Report.

48.	Offer to Exchange dated April 16, 2009

	As of December 31,
	2008	2007	2006	2005	2004
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, restricted cash and marketable securities	$34,410	$54,498	$13,674	$22,377	$12,788
Working capital	57,965	69,848	18,865	23,143	10,146
Total assets	86,602	226,326	31,224	28,957	15,652
Debt, software license and capital lease obligations—current and long-term	—	8,791	1,089	794	984
Total redeemable convertible preferred stock	—	—	80,379	77,275	52,448
Total stockholders’ equity (deficit)	70,749	190,398	(59,315)	(52,571)	(40,617)

Ratio of Earnings to Fixed Charges

As of December 31, 2008, we had no fixed charges.

Book Value

At December 31, 2008, our book value per share was $1.25. Book value per share is the value of our total stockholders’ equity divided by the number of shares of our issued and outstanding common stock.

49.	Offer to Exchange dated April 16, 2009

SCHEDULE B

WINDOW PERIOD POLICY

The Board of Directors (the “Board”) of Entropic Communications, Inc. (the “Company”) believes that directors, officers and other employees of the Company should have a meaningful investment in the Company. As stockholders themselves, directors, officers and other employees are more likely to represent the interests of other stockholders. Likewise, officers and other employees may perform more effectively with the incentive of stock options or stock ownership.

However, from time to time, directors, officers and certain other employees will be aware of information that could be material to a stockholder’s investment decision, but which in the best interests of the Company should not be disclosed until a later time. Hindsight can be remarkably acute, and an accusation can always be made that at any particular time a purchase or sale of securities by an insider was motivated by undisclosed favorable or unfavorable information. In such circumstances, the appearance of impropriety can be almost as problematic as an actual abuse, both to the Company and to the insider involved.

The Board has therefore determined that it would be useful to establish this Window Period Policy for transactions involving the Company’s securities by directors, officers and other designated employees of the Company.

A.    WINDOW PERIOD. Generally, except as otherwise set forth in this Window Period Policy, directors, officers and other employees of the Company designated pursuant to paragraph C below may buy or sell securities of the Company only during a “window period” commencing when the stock market opens for trading on the morning of the third business day after general public release of the Company’s annual or quarterly revenues through the day one month before the end of the quarter (or if such day is not a business day, then the immediately preceding business day). This “window” may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer, Chief Financial Officer and/or General Counsel, there exists undisclosed information that would make trades by directors, officers and such other designated employees of the Company inappropriate. An officer, director or other designated employee of the Company who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s Chief Financial Officer and/or General Counsel. Permission to trade outside the “window” will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

1.    Exceptions to Window Period.

a.    ESPP/Option Exercises. Officers and other employees of the Company who are eligible to do so may purchase stock under the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”) on designated dates in accordance with the terms of the ESPP without being subject to the restrictions set forth under paragraph A above. Directors, officers and other employees similarly may exercise options granted under the Company’s equity incentive plans without being subject to the restrictions set forth under paragraph A above. However, the subsequent sale of the stock acquired upon the exercise of such options or pursuant to the ESPP is subject to all provisions of this Window Period Policy.

b.    10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan (a “Plan”) established by a director, officer or other employee of the Company that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be made without being subject to the restrictions set forth under paragraph A above, provided that (i) the Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at a time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Plan was reviewed by the Company prior to establishment, and (iii) the Plan allows for the cancellation of a transaction and/or suspension of such Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (i.e., exceeds the number of shares that may be sold under Rule 144 promulgated under the Securities Act of 1933, as amended), or (b) would create material adverse consequences for the Company. As with the establishment of a Plan, any proposed termination or amendment to a Plan shall be reviewed in advance in accordance with the “Pre-Clearance” procedures set forth in paragraph B below.

c.    Estate Planning. In addition, certain transfers which do not constitute a “purchase” or a “sale” under applicable securities laws may be made without being subject to the restrictions set forth under paragraph A above, provided that the “Pre-Clearance” procedures set forth in paragraph B below must be followed before such transfers can be made. Such excluded transfers are limited to transfers made for estate planning purposes to a trust in which the transferor is a trustee and where all trustees agree to be bound by the Company’s Window Policy for so long as the grantor remains subject to the Window Policy.

B.    PRE-CLEARANCE OR ADVANCE NOTICE OF TRANSACTIONS. In addition to the requirements of paragraph A above, officers and directors (and such other employees of the Company as the Chief Executive Officer, Chief Financial Officer and/or General

50.	Offer to Exchange dated April 16, 2009

Counsel may designate from time to time because of their access to sensitive information) may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, gift or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from the Company’s Chief Financial Officer and/or General Counsel or their designee (collectively, the “Pre-Clearance Individuals” and any one individually, a “Pre-Clearance Individual”) in advance of the proposed transaction. Any transaction under a Plan that has been established in accordance with this Window Period Policy will be deemed to be a Pre-Cleared Transaction so long as the transaction is conducted and completed in accordance with the Plan. A Pre-Clearance Individual will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. Advance notice of gifts or an intent to exercise an outstanding stock option by persons subject to this paragraph shall also be given to a Pre-Clearance Individual. To the extent possible, advance notice of upcoming transactions effected pursuant to a Plan under paragraph A(1)(b) above shall be given to a Pre-Clearance Individual. Upon the completion of any transaction, officers and directors of the Company must immediately notify the appropriate person(s) as set forth in the Company’s Section 16 Compliance Memorandum so that the Company may assist the individual in complying with his or her reporting obligations under Section 16 of the Exchange Act, if applicable.

C.    COVERED INSIDERS. The provisions outlined in this Window Period Policy apply to all directors and officers of the Company, and to such other employees of the Company as the Chief Executive Officer, Chief Financial Officer and/or General Counsel may designate from time to time because of their access to sensitive information. Generally, any entities or family members whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions.

D.    SHORT-SWING TRADING/SECTION 16 REPORTS. Officers and directors of the Company subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144), and should file with the Securities and Exchange Commission all appropriate Section 16(a) reports (Forms 3, 4 and 5), each of which has been enumerated and described in the Company’s Section 16 Compliance Memorandum. For Section 16 officers and directors who will be buying or selling securities pursuant to a Rule 10b5-1 trading Plan, the Company strongly recommends that the Plan provide for a six month delay between the establishment of a Plan and the commencement of trading under the Plan.

E.    PROHIBITION OF TRADING DURING PENSION FUND BLACKOUTS. In accordance with Regulation Blackout Trading Restriction (BTR) promulgated under the Exchange Act, no director or officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or officer of the Company. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(l) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Plan established under paragraph A(1)(b) above; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or a transfer by will or the laws of descent or pursuant to a domestic relations order. The Company shall timely notify each director and officer of any blackout periods in accordance with the provisions of Regulation BTR.

51.	Offer to Exchange dated April 16, 2009